LEASE BETWEEN

HOWJAY LIMITED

LANDLORD

-AND

Chalk Media Services Corp.

TENANT

TABLE OF CONTENTS

ARTICLE

Article I	LEASE SUMMARY
1.01	Lease Summary

Article II	DEFINITIONS
2.02	Additional Rent
2.03	Basic Rent
2.04	Building
2.05	Commencement Date
2.06	Common Areas and Facilities
2.07	Indemnifier
2.08	Landlord
2.09	Lands
2.10	Lease
2.11	Leased Premises
2.12	Leasable Areas
2.13	Mortgagee(s)
2.14	Normal Business Hours
2.15	Operating Costs
2.16	Person
2.17	Project
2.18	Proportionate Share
2.19	Rent
2.20	Rentable Area of the Leased Premises
2.21	Rental Year
2.22	Rules and Regulations
2.23	Taxes
2.24	Term
2.25	Tenant
2.26	Usable Area of the Leased Premises

Article III	INTENT OF LEASE
3.01	Net Lease
3.02	Sales Tax

Article IV	LEASED PREMISES, TERM AND ACCEPTANCE OF THE LEASED PREMISES
4.01	Leased Premises
4.02	Use of Additional Area
4.03	Grant & Term
4.04	Construction of the Leased Premises

Article V	RENT
5.01	Covenant to Pay
5.02	Basic Rent
5.03	Advance Rent
5.04	Security Deposit
5.05	Rent Past Due
5.06	Payment to Landlord

Article VI	TAXES AND OPERATING COSTS
6.01	Taxes Payable by the Landlord
6.02	Taxes Payable by the Tenant
6.05	Tenants Proportionate Share of Operating Costs
6.06	Payment of Taxes and Operating Costs
6.07

Article VII	DEVELOPMENT - CONTROL AND SERVICES
7.01	Control of the Project
7.02	Landlord’s Services

Article VIII	UTILITIES
8.01	Charges for Utilities

Article IX	USE OF THE LEASED PREMISES
9.01	Use of the Leased Premises
9.02	Quiet Enjoyment
9.03	Observance of Law
9.04	Conduct of Business
9.05	Waste Removal
9.06	Right ot Extend

Article X	INSURANCE AND INDEMNITY
10.01	Tenant's Insurance
10.02	Increase in Insurance Premiums
10.03	Cancellation of Insurance
10.04	Loss or Damage
10.05	Landlord’s Insurance
10.06	Indemnification of the Landlord

Article XI	MAINTENANCE, REPAIRS AND ALTERATION
11.01	Maintenance, Repairs and Alterations by the Tenant
11.02	Landlord's Approval of the Tenant's Repairs and Alterations
11.03	Maintenance, Repairs and Alterations by the Landlord
11.04	Removal and Restoration by the Tenant
11.05	Over holding - No Tacit Renewal
11.06	Tenant to Discharge all Liens
11.07	Signs and Advertising

Article XII	DAMAGE AND DESTRUCTION
12.01	Destruction of the Leased Premises
12.02	Destruction of the Building
12.03	Expropriation

Article XIII	ASSIGNMENT, SUBLETTING AND CHANGE OF CONTROL
13.01	Consent Required
13.02	Obtaining Consent
13.03	Landlord’s Option
13.04	Terms of Consent
13.05	Effective Of Transfer
13.06	No Advertising of the Leased Premises
13.07	Mortgage of Lease
13.08	Corporate Ownership
13.09	Assignment by the Landlord

Article XIV	ACCESS AND ALTERATIONS
14.01	Right of Entry

Article XV	STATUS STATEMENT, ATTORNMENT AND SUBORDINATION
15.01	Status Statement
15.02	Subordination and Attornment
15.03	Attorney
15.04	Financial Information

Article XVI	DEFAULT
16.01	Default and Remedies
16.02	Rent Past Due
16.03	Expenses
16.04	Allocation of Payments

16.05	Waiver of Exemption from Distress

Article XVII	MISCELLANEOUS
17.01	Notices
17.02	Registration
17.03	Rules and Regulations
17.04	Obligations as Covenants
17.05	Captions and Section Numbers
17.06	Extended Meanings
17.07	Severability
17.08	Entire Agreement
17.09	Governing Law
17.10	Successors
17.11	Tenant Partnership
17.12	Waiver
17.13	Accord and Satisfaction
17.14	Force Majeure
17.15	Directory Board
17.16	Compliance with The Planning Act
17.17	Survival of Covenants
17.18	Time of the Essence

Article XVIII	INDEMNITY
18.01	Indemnity

SCHEDULES
Schedule "A"	Legal Description of the Lands
Schedule "B"	Sketch Plan of Tenant’s Floor of the Building
Schedule "C"	Landlord's Work and Tenant's Work
Schedule "D"	Building Measurements
Schedule "E"	Operating Costs
Schedule "F"	Rules and Regulations

Appendix "A” -	Indemnity Agreement

THIS LEASE is dated September 26, 2006

BETWEEN:	HOWJAY LIMITED (the "Landlord") OF THE FIRST PART

and

Chalk Media Services Corp.(the "Tenant") OF THE SECOND PART

ARTICLE I: Lease Summary

1.01 Lease Summary

The following is a summary of some of the basic terms of this Lease, which are elaborated upon in the balance of this Lease. This Section 1.01 is for convenience and if a conflict occurs between the provisions of this Section 1.01 and any other provision of this Lease, the other provisions of this Lease shall govern.

(a)	Leased Premises: East side, fourth floor, 410 Adelaide Street West, in the municipality of Toronto. The leased premises is 5,365 square feet.
(b)	Term: 6 years and 2 months
(c)	Commencement Date: October 1, 2006
(d)	Expiry Date: November 30, 2012
(e)	Basic Net Rent : October 1, 2006 - November 30, 2006: Nil

December 1, 2006 - November 30, 2007: $ 20.50 per rentable foot being $ 109,982 pa being $ 9,165 per month
December 1, 2007 - November 30, 2008: $ 18.50 per rentable foot being $ 99,252 pa being $ 8,271 per month
December 1, 2008 - November 30, 2009: $ 18.50 per rentable foot being $ 99,252 pa being $ 8,271 per month
December 1, 2009 - November 30, 2010: $ 19.50 per rentable foot being $ 104,617 pa being $ 8,718 per month
December 1, 2010 - November 30, 2011: $ 19.50 per rentable foot being $ 104,617 pa being $ 8,718 per month:
December 1, 2011 - November 30, 2012: $ 19.50 per rentable foot being $ 104,617 pa being $ 8,718 per month

(f)	Monthly Payments as at Commencement Date on account of estimated Taxes and Operating Costs:

Rent	$9,165.00
Expense	2,916.00
Parking	150.00
GST	733.00
Total	$12,964.00

(g)	Deposits:	(i) First Month's Rent:	$ 12,964
		(ii) Last Month's Rent:	$ 12,491
		Total:	$ 25,455

(h)      Special Provisions (if any):(a)     1 parking space, at current building rates to vary from time to time.
                         (b)      Tenant agrees to pay hydro during rent free period.
                        (c)      Tenant to supply post-dated cheques annually.
                        (d)      Tenant has one 5-year renewal option.
                        (e)      Landlord will add Tenant name to directory board.
                        (f)      additional rent shall not exceed $ 6.50 per rentable square foot for the first year of the term starting October 1, 2006
                        (g)      Tenant has provided a deposit of $ 24,379.34
                        (h)      Landlord will build out Tenants suite as per schedule “B” and be ready for occupancy on October 1, 2006.

ARTICLE II: Definitions

2.01	Definitions: Where used in this Lease. the following words or phrases shall have the meanings set forth in the balance of this Article.

2.02

"Additional Rent" means all sums of money or charges required to be paid by the Tenant under this Lease (except Basic Rent) whether or not designated "Additional Rent" and whether or not payable to the Landlord or any other Person.

2.03	"Basic Rent" means the annual rent payable by the Tenant pursuant to and in the manner set out in Section 5.02 of this Lease.

2.04	"Building" means the building municipally known as 410 Adelaide Street West, Toronto, Ontario

2.05	"Commencement Date" shall have the meaning ascribed to it in Section 4.03.

2.06	"Common Areas and Facilities" means the Project, excluding only Leaseable Areas

2.07	"Indemnifier" means the Person who has executed or agreed to execute the Indemnity Agreement which is attached to this lease as Appendix "A", if applicable.

2.08

"Landlord" means the party of the First Part. Wherever the word "Landlord" is used in this Lease, it includes the Landlord and its duly authorized representatives. In sections that contain a release or other exculpatory provision in favor of the Landlord, "Landlord" includes the directors, officers, employees and agents of the Landlord.

2.09

"Lands" means the lands underneath, adjacent and appurtenant to the Building, as more particularly described in Schedule "A" attached to this lease or as such Lands may be altered, expended or reduced from time to time.

2.10	"Lease" means this Lease including all of the schedules attached hereto.

2.11	"Leased Premises" means the premises leased to the Tenant as referred to and described in Section 4.01.

2.12	"Leaseable Areas" means all areas and spaces of the Project to the extent designated or intended from time to time by the Landlord to be leased to tenants, whether leased or not.

2.13

"Mortgagee(s)" means any mortgagee or chargee (including any trustee for bondholders), from time to time, of the Building and the Lands or any part thereof. The security documents held by any Mortgagee and any ground or underlying leases affecting the Lands or the Building are referred to as "Encumbrances" as more particularly defined in Section 15.02.

2.14

"Normal Business Hours" means such hours for the Project as determined by the Landlord from time to time and which, unless otherwise determined by the Landlord, shall be from 7:30 am. to 6:00 P.M., Monday through Friday and the hours from 7:30 a.m. to 12:00 noon on Saturday, excluding holidays, and subject to applicable laws.

2.15

"Operating Costs" means the total amounts incurred, paid or payable, whether by the Landlord or by others on behalf of the Landlord for the maintenance, operation, repair. replacement, managing and administration of the Project, calculated as if the Project was fully leased and operational during each Rental Year of the Term. Operating Costs include, without limitation and without duplication, the aggregate of those items more particularly set out in Schedule "E" attached to this Lease.

2.16	"Person" if the context allows, includes any person. firm, partnership or corporation, or any group of persons, firms, partnerships or corporations or any combination thereof.

2.17

"Project" means the Lands described in Schedule "A" attached hereto and all buildings, structures. improvements, equipment and facilities of any kind erected or located thereon from time to time, as such lands, buildings, structures, improvements, equipment and facilities may be expanded, reduced or otherwise altered by the Landlord in its sole discretion from time to time.

2.18

"Proportionate Share" means a fraction which has as its numerator the Rentable Area of the Leased Premises and which has as its denominator the aggregate Rentable Area of the Building or such other Portion of the Project to which the Landlord. acting reasonably, but in its sole discretion. shall allocate such items of which the Tenant is required to pay the Proportionate Share, all as determined by the Landlord.

2.19	"Rent" means all Basic Rent. Additional Rent and all other sums or amounts payable by the Tenant pursuant to this Lease,

2.20

"Rentable Area of the Leased Premises" means an area with reference to the Leased Premises expressed in square feet being the Usable Area of the Leased Premises plus the Tenant’s share of common areas. This amount has been agreed by the parties to be 5,365 square feet, neither more nor less.

2.21

"Rental Year" shall mean a period of time, the first Rental Year commencing on the Commencement Date and ending on the 31st day of December next following, thereafter each Rental Year shall consist of consecutive periods of twelve calendar months. If, however, the Landlord considers it necessary or convenient for the Landlord's accounting purposes, the Landlord may at any time and from time to time, by written notice to the Tenant, specify an annual date from which each subsequent Rental Year is to commence, and in that event.. then the current Rental year will terminate on the day preceding the commencement of the new Rental Year. The last Rental Year of the Term will end upon the expiration or earlier termination of this Lease, as the case may be.

2.22

"Rules and Regulations” means the rules and regulations adopted and promulgated by the Landlord from time to time as contemplated under Section 17.03 and they include the initial Rules and Regulations appearing in Schedule "F" attached to this Lease.

2.23

"Taxes" means all real property taxes, (including local improvement taxes), rates, duties, levies, fees, charges and assessments whatsoever imposed. assessed, levied or charged now or in the future by any municipal, regional, provincial, federal, Parliamentary or other governmental body, corporate authority, agency or commission against the Lands or the Building and/or the Landlord in connection therewith.

2.24	"Term" shall have the meaning ascribed to it in Section 4.03.

2.25

"Tenant" means the party of the Second Part and is deemed to mean each and every Person mentioned as the Tenant in this Lease, whether one or more. If there is more than one Tenant. any notice required or permitted by this lease may be given by or to any one of them and has the same force and effect as if given by or to all of them. Any reference to "Tenant" includes where the context allows, the servants, employees, agents, invite" and licensees of the Tenant and all others over whom the Tenant may reasonably be expected to exercise control.

2.26	"Usable Area of the Leased Premises" means an area with reference to the Leased Premises. This amount has been agreed by the parties to be 5,365 square feet, neither more nor less.

ARTICLE III: Intent of Lease

3.01

Net Lease It is the intent of the parties hereto that, except as expressly herein set out. this Lease shall be absolutely net to the Landlord and the Landlord shall not be responsible for any expenses or obligations of any kind whatsoever in respect of the Leased Premises or the Project. This Section will not be interpreted to make the Tenant responsible for payments to Mortgagees or, subject to Article III, the Landlord's income taxes.

3.02

Sales Tax Despite any other section or clause of this Lease, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord with respect to Rent payable by the Tenant to the Landlord under this Lease, or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise (herein called "Sales Taxes"), it being the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Sales Taxes at the full tax rate applicable from time to time in respect of the Rent or the rental space, without reference to any tax credits available to the Landlord. The amount of the Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines. Despite any other section or clause in this Lease. the amount payable by the Tenant under this paragraph shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of Rent under this Lease.

ARTICLE IV: Leased Premises, Term And Acceptance Of The Leased Premises

4.01

Leased Premises. The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord certain Premises (the "Leased Premises") being part of the Building shown approximately outlined in red on the sketch attached hereto as Schedule "B". The Leased Premises shall exclude the exterior face of all perimeter walls, windows and doors. The Usable Area of the Leased Premises is agreed to be 5,365 square feet and the Rentable Area of the Leased Premises is agreed to be 5,365 square feet.

4.02

Use of Additional Areas Subject to all other relevant provisions of this Lease, the Landlord grants to the Tenant the non- exclusive licence during the Term to use for their intended purposes, in common with others entitled thereto, such portions of the Common Areas and Facilities as are reasonably required for the use and occupancy of the Leased Premises during Normal Business Hours and such other hours as the Common Areas and Facilities are open for use, as determined by the Landlord from time to time.

4.03

Grant and Term The Tenant shall, subject to this Lease, have and hold the Leased Premises during the Term, which is the period of six years, two months and zero days commencing on the October 1, 2006 (the "Commencement Date") and expiring on November 30, 2012 unless terminated earlier as provided in this Lease.

4.04	Construction of the Leased Premises

(a) The Tenant acknowledges that it has examined the Leased Premises and is familiar with the condition thereof and the permitted uses thereof. The Tenant accepts the Leased Premises on an "as is" basis and agrees that the Landlord shall not be obligated or required to perform any work on or correct any condition of the Leased Premises prior to the Commencement Date or at any time thereafter except as otherwise provided in Schedule "C" annexed hereto.

(b) The Landlord will complete the work designated as "the Landlord's Work" in accordance with Schedule "C".
(c) The Tenant will complete the work designated as "the Tenant's Work" in accordance with Schedule "C", and will pay any charges specified in that Schedule.

(d) The Landlord may (but shall not be obligated to) give the Tenant seven (7) days' prior written notice of the date upon which possession of the Leased Premises will be available to the Tenant (in common with the Landlord and the Landlord's contractors and employees) with the Landlord's Work (as set out is Schedule "C") being substantially completed or completed to an extent that the Tenant's Work can be performed in conjunction with the Landlord's Work. The Tenant will examine the Leased Premises before taking possession and unless the Tenant furnishes the Landlord with written notice specifying any defects within ten (10) days after taking possession, the Tenant will be deemed to have examined the Leased Premises and to have agreed that they are in good order. There is no promise, representation or undertaking by or binding upon the Landlord with respect to any alteration, remodeling or redecorating of or installation of equipment or fixtures in the Leased Premises, unless expressly set forth in the Lease.

(f) In the event of a dispute as to (i) completion of the Landlord's Work, or (ii) the availability of the Leased Premises for possession by the Tenant, a certificate of the Landlord's project manager will be conclusive and binding upon the parties hereto.

(g) If the Landlord is unable to deliver vacant possession of the Leased Premises or any part thereof on the Commencement Date by reason of the Landlord's Work being incomplete or by reason of any previous tenant or occupant over holding, the Landlord shall diligently exercise all its rights to obtain completion and vacant possession and the Rent payable hereunder shall abate pro rata from day to day until the Leased Premises are available for occupancy by the Tenant or only a proportionate part thereof shall abate pro rata in the event the Tenant shall occupy a part of the Leased Premises, but the Landlord shall not be liable to the Tenant for damages of any nature whatsoever and the Tenant hereby agrees to accept any such abatement of Rent in full settlement of all claims the Tenant might otherwise have by reason of the Leased Premises not being available on the Commencement Date and this Lease shall continue in full force and effect subject only to the abatement of Rent as aforesaid and the Lease shall expire on the date specified in Section 4.03 hereof notwithstanding such delay.

ARTICLE V Rent

5.01	Covenant to Pay The Tenant covenants with the Landlord:
(a) To pay Basic Net Rent, October 1, 2006 - November 30, 2006: Nil
December 1, 2006 - November 30, 2007: $ 20.50 per rentable foot being $ 109,982 pa being $ 9,165 per month
December 1, 2007 - November 30, 2008: $ 18.50 per rentable foot being $ 99,252 pa being $ 8,271 per month
December 1, 2008 - November 30, 2009: $ 18.50 per rentable foot being $ 99,252 pa being $ 8,271 per month
December 1, 2009 - November 30, 2010: $ 19.50 per rentable foot being $ 104,617 pa being $ 8,718 per month
December 1, 2010 - November 30, 2011: $ 19.50 per rentable foot being $ 104,617 pa being $ 8,718 per month:

December 1, 2011 - November 30, 2012: $ 19.50 per rentable foot being $ 104,617 pa being $ 8,718 per month payable in consecutive monthly installments each in advance on the first day of each calendar month of each Rental Year. Rent will be prorated on a daily basis for any fractional month period at the beginning or end of the Term.

(b) To pay, as Additional Rent, its Proportionate Share of Taxes and Operating Costs in accordance with the provisions of Article VI herein, all costs and expenses with respect to Utilities as more particularly set out in Article VIII, the cost of Landlord's services, if applicable, as more, particularly set out in Section 7.02 herein; and any other costs and expenses as hereinafter set forth.

5.02

Basic Rent (a) The Tenant will throughout the Term pay to the Landlord Basic Net Rent annually, payable in consecutive monthly installments. (b). The Tenant will deliver to the Landlord at the beginning of each Rental Year throughout the Term a series of monthly postdated cheques for such Rental Year for the aggregate of the monthly payments of Basic Rent and of any payments of Additional Rent estimated by the Landlord and any other payments required by this Lease to be paid monthly in advance.

5.03

Advance Rent The Landlord acknowledges receipt of (the "Advance Rent"), to be held without interest by the Landlord and applied on account of the Basic Rent payable for the first and last months' rent accruing under this Lease.

5.04

Security Deposit (a) The Tenant has deposited with the Landlord 0 (the "Security Deposit"), receipt of which is acknowledged by the Landlord. The Security Deposit will be held by the Landlord, throughout the Term, without liability for interest, as security for the faithful performance by the Tenant of all of its covenants and obligations.

(b) If the Basic Rent or Additional Rent are at any time overdue and unpaid, or if the Tenant fails to keep and perform any terms, covenants and conditions of this Lease, then the Landlord at its option may, in addition to any other rights it has, appropriate and apply the entire Security Deposit. or as much of it as is necessary to compensate the Landlord for loss or damage sustained or suffered by the Landlord due to the Tenant's breach. If the entire Security Deposit or any portion of it, is appropriated and applied by the Landlord for the payment of overdue Rent or any other amounts due and payable as a result of any default by the Tenant in the performance of the terms, covenants and conditions of this Lease, then the Tenant will, upon demand, forthwith remit to the Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited. If the Tenant complies with all of the terms, covenants and conditions and promptly pays all of the Rent the Security Deposit will be returned in full to the Tenant without interest within sixty (60) days after the end of the Term, or within sixty (60) days after the earlier termination of the Term, as the case may be.

(c) The Landlord may deliver the Security Deposit to any purchaser of the Landlord's interest in the Lease Premises or the Building and if such interest is sold, the Landlord is thereafter relieved of all further liability with respect to the Security Deposit.

5.05

Rent Past Due. If the Tenant fails to pay, when the same is due and payable, any Basic Rent. Additional Rent or other amount payable by the Tenant under this Lease, such unpaid amounts bear interest from the due date thereof to the date of payment in full at a rate of 2% per month simple interest.

5.06

Accrual of Basic Rent and Additional Rent. Basic Rent and Additional Rent will be considered as annual and accruing from day-to-day and where it becomes necessary for any reason to calculate Rent for an irregular period of less than one (1) year, an appropriate apportionment and adjustment will be made.

5.07

Payment to Landlord. All payments required to be made by the Tenant under or in respect of this Lease shall be made to the Landlord at the Landlord's office, or to such agent or agents of the Landlord or at such other place as the Landlord shall hereafter from time to time direct in writing to the Tenant.

ARTICLE VI Taxes And Operating Costs

6.01	Taxes Payable by the Landlord. The Landlord will, subject to Section 6.02, pay directly to the taxing authority all Taxes for the Project.

6.02	Taxes Payable by the Tenant. (a) The Tenant will pay to the Landlord as Additional Rent its Proportionate Share of the Taxes as defined in Section 6.02(b) for the current lease year.

(b) The Taxes to be used in Section 6.02(a) shall be the taxes paid by the Landlord under Section 6.01 for the appropriate year adjusted to the amount that would have been payable had the building been fully occupied.

(c) If the Landlord, acting equitably, determines that as a result of the construction or installation of improvements in the Leased Premises, the use of the Leased Premises or the particular location of the Leased Premises within the Building, the Tenant's Proportionate Share of Taxes does not accurately reflect the proper share of Taxes which should, in the Landlord's reasonable opinion, be payable by the Tenant, then the Landlord may increase or decrease the Tenant's Proportionate Share of Taxes in Section 6.02(a).

(d) If there is a separate tax bill and/or assessment for Taxes for the Leased Premises, the Landlord may use same instead of Proportionate Share in the calculation.

6.05

Tenant's Proportionate Share of Operating Cost. (a) The Tenant will pay to the Landlord as Additional Rent its Proportionate Share of the Operating costs as set out in Schedule "E" for the current lease year.
(b) The Operating costs to be used in Section 6.05(a) shall be those incurred by the Landlord for the appropriate year adjusted to the amount that would have been payable had the building been fully occupied.
(c) If the Landlord, acting equitably, determines that as a result of the construction or installation of improvements in the Leased Premises, the use of the Leased Premises or the non-proportional use of the facilities of the Building by this or other tenants, the Tenant's Proportionate Share of Operating costs does not accurately reflect the proper share which should, in the Landlord's reasonable opinion, be allocated to the Tenant, then the Landlord may increase or decrease the Tenant's Proportionate Share in Section 6.05(a). Said adjustment may be made for each category of costs separately.

6.06

Payment Of Taxes and Operating Costs. (a) The amounts payable by the Tenant under Sections 6.02 and 6.05 may be reasonably estimated by the Landlord from time to time, and the Tenant agrees to pay the Landlord the Tenant's Proportionate Share as so estimated, of such amounts in monthly installments in advance during such period as Additional Rent.

(b) Within a reasonable period of time after the end of the year, the Landlord will determine and advise the Tenant of the exact amount of the Tenant's Proportionate Share of Taxes and Operating Costs, and if necessary, an adjustment will be made between the parties within thirty (30) days after the Tenant has been advised of the actual amounts.

6.07

Not withstanding anything in this Lease, the Additional Rent for the Teant shall not exceed during the term of the first year of the Lease after October 1, 2006, $ 6.50 per rentable square foot per year.

ARTICLE VII Development - Control And Services

7.01	Control of the Project

(a) The Landlord will operate and maintain the Project in such manner as the Landlord determines from time to time, and in a manner as would a prudent Landlord of a Similar Project having regard to size, age and location and shall provide the services set out in Section 7.2.

(b) The Project is, at all times subject to the exclusive control, management and operation of the Landlord. Notwithstanding any other provision in this Lease to the contrary, the Landlord has the right, in its control, management and operation of the Project to Perform all acts which, in the use of good business judgment, the Landlord determines advisable for the efficient and proper operation of the Project. This includes without limitation:

(i) obstructing or closing off all or any part of the Project for the purpose of maintenance, repair or construction;
(ii) employing all personnel necessary for the operation of the Project.

(iii) constructing improvements on the Lands and making alterations, additions, subtractions or rearrangements to the Project, including building additional storeys and constructing facilities including parking facilities,. underground tunnels & pedestrian walkways and overpasses.

(iv) relocating or rearranging the various facilities and improvements comprising the Project and, to the extent found necessary by the Landlord to accommodate changes in construction, design or facilities, relocating, altering or rearranging the Leased Premises, provided that the Leased Premises as relocated, altered or rearranged will be in all material aspects comparable to the Leased Premises as herein defined and within the same building. If the Leased Premises are relocated as hereinbefore provided after the Commencement Date, the Landlord shall be responsible for the direct out-of-pocket costs of the Tenant to the relocated Premises and constructing replacement leasehold improvements therein but not for any indirect costs or losses such as overhead costs, loss of revenue or profit;

(v) the Landlord or any public utility company, subject to the Landlord's approval, shall have the right through out the Term to install utility lines, roof drainage and other pipe, conduits, wire or duct work where necessary through the ceiling space, column space or other parts of the Leased Premises and to maintain them, and the Tenant shall throughout the Term provide free and uninterrupted access for such purposes; and

(vi) control, supervise and regulate any parking facilities which maybe used in conjunction with the Project in such manner is the Landlord determines from time to time, including, without limitation, imposing charges or rates as may from time to time be determined by the Landlord for the use of such parking facilities.

(c) Notwithstanding anything contained in this Lease, it is understood and agreed that if as a result of the exercise by the Landlord of its rights set out in this Section 7.01, the facilities in or improvements to the Project are diminished or altered, in any manner whatsoever, or the Leased Premises are relocated or rearranged in any manner whatsoever, the Landlord is not subject to any liability; nor is the Tenant entitled to any compensation, diminution or abatement of Basic Rent or Additional Rent; nor is any alteration or diminution of the facilities or improvements in or to the Project (including the Lease Premises) deemed a breach of any covenant for quiet enjoyment contained in this Lease or implied by law.

7.02	Landlord's Services
(a) Services to the Leased Premises: The Landlord shall arrange for the provisions of:

(i) heat as required for the reasonable comfortable, use and occupancy of the Leased Premises during Normal Business Hours, provided that the Landlord shall have no responsibility or liability for failure to provide heat when prevented from doing so by strikes or causes beyond the Landlord's reasonable control;

(ii) the Landlord may, at its option, provide janitorial and cleaning services to the Leased Premises. The Landlord shall not be liable for any loss or damage caused in performance of any maintenance or cleaning service provided to the Leased Premises, no matter how caused, whether by theft & whether or not resulting from or contributed to by the negligence of the Landlord, its servants, agents, employees, contractors or persons for whom the Landlord is in law responsible. Without in any way limiting or affecting the generality or interpretation of the foregoing, the Landlord shall in no event be liable for any indirect or consequential damages suffered by the Tenant or any others;

(iii)electric power to the Leased Premises for normal lighting & small business office equipment (but not equipment using amounts of power disproportionate to that required by typical tenants at the time of the design the Building electrical system); and

(iv) maintenance repair and replacement as set out in Section 11.0,3.

Any use of the Leased Premises not in accordance with the Building design standards or any arrangement of partitions which interferes with the normal operation of Building systems may require alterations in such Building systems or ducts. Any of such alterations, if they can be accommodated by the Landlord's equipment, will be made (i) by the Tenant (or, at the Landlord's option, by the Landlord), ii) in either case, at the Tenant's expense & only with prior written consent of the Landlord and (iii) in accordance with drawings & specifications and by a contractor first approved in writing by the Landlord. If installation of partitions, equipment or fixtures by or on behalf of Tenant (other than the partitions installed pursuant to the Landlord's Work as set out in Schedule ”C”) necessitates the re-balancing of the heating equipment installed in the Leased Premises, such work will be performed by the Landlord at the Tenant's expense, plus fifteen percent (15%) of the total cost thereof representing the Landlord's overhead. The Tenant acknowledges that one (1) year maybe required after the Tenant has fully occupied the Leased Premises in order to properly adjust and balance the heating system.

(b) Building Services: The Landlord shall provide in the Building.
(i) domestic hot and cold (or temperate) running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building;
(ii) elevator service for access to and egress from the Leased Premises, except temporarily when repairs are being made;
(iii) maintenance, repair & replacement as set out in Section 11.03.

ARTICLE VIII: Utilities

8.01	Charges for Utilities

(a) The Tenant will pay to the Landlord, or as the Landlord otherwise directs, as Additional Rent. the aggregate, without duplication of: (i) all electricity, water, steam charges and other utility charges applicable to the Leased premises on the basis of the Rentable Area of the Leased Premises (the "Utilities”); (ii) all electricity applicable to any other areas controlled by the Tenant (iii) the cost of any other charges levied or assessed in lieu of or in addition to such Utilities as determined by the Landlord acting reasonably; and (iv) all costs incurred by the Landlord in determining or allocating the charge for Utilities including, without limitation, professional engineering and consulting fees and an administration fee of fifteen percent (15%) of the total cost of such Utilities (unless paid directly by the Tenant to the Utility company). The Landlord will be entitled, acting equitably, to allocate to the Leased Premises an additional charge, as determined by the Landlord's engineer, for the excess supply to, & usage of water, electricity, steam and other Utilities in the Leased Premises in excess of the standard usage of tenants in the Building.

(b) Charges for Utilities will be paid in equal monthly installments in advance on the basis of an initial rate reasonably determined by the Landlord., If the public utility rate is increased or decreased during the Term, the charges will be equitably adjusted and the decision of the Landlord, acting reasonably, will be final.

(c) The Tenant shall pay for the cost of any metering which the Tenant requests the Landlord to install in the Leased Premises or the Building, or which the Landlord wishes to install in the Building, for the purpose of assisting in determining the consumption of any Utility (including electricity and water) in the Leased Premises or which may be: required by the Landlord to measure or estimate any excess usage of electricity, water or other Utility.

(d) The Tenant will pay for any costs or expenses in respect of the Leased Premises resulting from use of equipment necessitating a dedicated circuitry or specialized power requirement.
(e) The Tenant shall be responsible., at its own cost and expense, for the replacement of all electric light bulbs, tubes and ballasts in the Leased Premises.

ARTICLE IX Use of the Leased Premises

9.01

Use Of the Leased Premises: The Tenant shall not use the Leased Premises for any purpose other than for general office purposes, provided such purposes comply with the terms, covenants and conditions of this Lease and with all applicable laws, by-laws, zoning regulations or other governmental ordinances from time to time in existence. At all times throughout the Term the Tenant shall continuously actively and diligently conduct its business in the. whole of the Leased Premises in an up-to-date first class & reputable manner. The Tenant shall not cause or permit any nuisance in or about the Leased Premises of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or cause or permit the Leased Premises or any part thereof to be used for the purpose of any bankruptcy, liquidation or auction sale. The Tenant acknowledges that he has satisfied himself that the Leased Premises may be used for the purpose stated herein.

9.02

Quiet Enjoyment: Subject to all of the terms of this Lease & subject to the Tenant paying all Rent and performing all obligations whatsoever as & when the same are due to be paid & performed by the Tenant, the Tenant may peaceably possess and enjoy the Leased Premises as permitted & required pursuant to the terms of this Lease.

9.03

Observance of Law: The Tenant shall be solely responsible for obtaining from all authorities having jurisdiction all necessary permits, licences and approvals as may be require to permit the Tenant to occupy the Leased Premises and conduct its business thereon, as required by all applicable laws. The Tenant shall comply at its own expense with all applicable laws respecting the use, condition and occupation of the Leased Premises, and all leasehold improvements, fixtures, equipment and contents thereof. The Tenant will, at its expense, cooperate with the Landlord in, and comply with the Landlord's requests and with all laws, bylaws, regulations and orders relating to, the conservation of all forms of energy serving the Building,

9.04	Conduct of Business:

(a) The Tenant warrants that neither the Leased Premises nor the Common Areas and Facilities shall be used in any manner which shall deposit in, add to, emit or discharge into the natural environment or into the Building and/or the Project any contaminant, including any solid, liquid. gas, odour, heat, sound. vibration, radiation, or a combination thereof, resulting directly or indirectly from the activities of the Tenant or its agent, contractors, invitees, or licensees which:

(i) impairs the quality of the natural environment or the Building and/or the Project or the Building’s systems;
(ii) erode pipes in the Building or otherwise cause damage to the Building and/or the Project;
(iii) causes damage to property, plant or animal life;
(iv) causes material discomfort or harm to any person
(v) adversely impairs the health or safety of any person;
(vi) renders any property plant or animal life unfit for human use: or
(vii) interferes with the normal conduct of business.

(b) The Tenant shall neither construct alter or replace any structure, equipment, apparatus. or mechanism which may emit or discharge any contaminant into any part of the natural environment or the Building and/or the Project nor alter any process or rate of production with the result that a contaminant may be emitted or discharged into the natural environment or the Building without first obtaining a Certificate of Approval for the methods or devices to be used to control the emission or discharge from a Director appointed by the Ministry of the Environment pursuant to Section 4 of the Environmental Protection Act, R.S.O., c. 141, and providing a copy and obtaining a receipt, therefore from the Landlord.

(c) The Tenant shall at the date of termination of this Lease, remove at its sole cost and expense any and all waste resulting from Tenant's use and occupation of the Leased Premises including, without limitation, ashes, garbage, refuse, industrial or domestic waste.

(d) The Tenant shall comply at all times with the provisions of the Environmental Protection Act including any and all regulations and any amendments made from time to time thereto.

9.05

Waste, Removal: The Tenant shall, not allow any refuse, garbage or any loose objectionable material to accumulate in or about the Leased Premises or the Project and will at all times keep the Leased Premises in a clean and neat condition. The Tenant shall comply with regulations respecting the removal of waste as designated by the Landlord from time to time & shall be responsible for all costs of removal of waste from the Leased Premises other than costs of routine waste removal included in Operating Costs. The Tenant acknowledges that "waste" includes hazardous waste, in respect of which the Landlord shall have the right, without limiting or affecting the generality of the foregoing, to institute special precautions and requirements, and make specific rules and regulations applicable 'to those tenants who generate such waste.

9.06

Right to Extend: Provide that the tenant is not in material defualt and hasn't been habitually in default the Tenant shall have the right to extend it's Lease for a further period of Five (5) years under the same terms and conditions, save as to further rights of extension, save as to the rental rate which shall be at the then current market rate for similar built out premises in the immediate area. The Tenant shall notify the Landlord at least Six (6) months prior to the expiration of the term of it's intent to extend it's lease. The rental rate for the extension period shall a similar rate for similar premises in the immediate area.

ARTICLE X Insurance and Indemnity

10.01	Tenant's Insurance

(a) The Tenant will, throughout the Term (and at any other time during which the Tenant is in possession of the Leased Premises), at its expense, take out and keep in full force and affect the following insurance:

(i) all risks (including flood & earthquake) property insurance, in an amount equal to the full replacement cost (new) of all improvements, equipment and chattels in or serving the Leased Premises. or for which the Tenant legally liable;

(ii) extra expense insurance for a period of indemnity of not less than twelve (12) months in such amount as will reimburse the Tenant for loss attributable to all perils insured against in Sections 10.01(a)(i) and (a)(iii) including prevention of access to the Leased Premises or the Building &/or the Project as a result of such perils:
(iii) if applicable broad-form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of not less than the replacement cost (new) of all leasehold improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Leased Premises or relating to or serving the Leased Premises;
(iv) Public liability and property damage insurance, including personal injury liability, blanket contractual liability, employers’ liability, occurrence property damage and owners' and contractors' protective insurance coverage, with the coverage to include the activities and operations of the Tenant and any other person on the Leased Premises or performing work for the Tenant all others for whom the Tenant is in law responsible in any other part of the Building &/or the Project. The policies will, (1) be written on a comprehensive basis, with inclusive limits of not less than two million dollars ($2,000,000) for bodily injury to any one or more Persons, or property damage, and such higher limits as the Landlord, acting reasonably, or the Mortgagee requires from time to time and (2) name the Landlord, and the Mortgagee as insureds and contain severability of interest and cross-liability clauses;
(v) broad form Tenant's legal liability insurance for the actual cash value of the Leased Premises, including loss of use thereof; (vi) two million dollars ($2,000,000) inclusive limits automobile liability insurance on a nonowned form including contractual liability, and on an owner's form, covering all licensed vehicles operated by or on behalf of the Tenant; and
(vii) any other form of insurance as the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

(b) The Tenant's policies will:
(i) with respect to leasehold improvements,. contain the Mortgagee's standard mortgage clause;

(ii) with respect to property, boiler, and machinery insurance and extra expense insurance, name the Landlord as an insured and contain a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and those for whom the Landlord is in law responsible, whether the damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is in law responsible; (iii) be taken out with insurers reasonably acceptable to the Landlord and in a form reasonably satisfactory to the Landlord;
(iv) be noncontributing with and apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee;
(v) not be invalidated as respects the interest of the Landlord and the Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies; & (vi) contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing by registered mail not less than thirty (30) days prior to any cancellation or material change that reduces or restricts the insurance.

(c) The Tenant agrees, that, certificates of insurance on the Landlord’s standard form or, if required by the Mortgagee, evidence in the form of notarized, certified copies of the policies signed by the insurers, will be delivered to the Landlord as soon as practicable after the placing of the required insurance.

(d) If there is damage or destruction to the leasehold improvements in the Leased Premises, the Tenant will use the insurance proceeds for the sole purpose of repairing or restoring the leasehold improvements. In the event of damage to or destruction of the Building and/or Project entitling the Landlord to terminate this Lease under Section 12.02, then., if the Leased Premises have also been damaged or destroyed, the Tenant will forthwith pay the Landlord all of its insurance proceeds relating to the leasehold improvements, and if the Leased Premises have not been damaged or destroyed, the Tenant shall upon demand deliver to the Landlord, in accordance with this Lease, the leasehold improvements and the Leased Premises

10.02

Increase In Insurance Premiums: If (a) the occupancy of the Leased Premises; (b) the conduct of business in the Leased Premises; or (c) any acts or omissions of the Tenant in the Building or the Leased Premises causes or results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Building, the Tenant will pay the increase in premiums within five (5) days after invoices for addition premiums are rendered by the Landlord.

10.03

Cancellation of Insurance: If any insurance policy in respect of the Building and/or the Project is canceled or threatened by the insurer to be canceled. or the coverage reduced by the insurer by reason of the use and occupation of the Leased Premises and if the Tenant falls to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice by the Landlord. the Landlord may, at its option, either (a) exercise its rights of reentry including termination under Article XVI, or (b) at the Tenant's expense, enter upon the Leased Premises and remedy the condition giving. rise to the cancellation, threatened cancellation or reduction.

10.04

Loss or Damage: The Landlord is not liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Building or the Lands or damage to property of the Tenant or of others wherever located, whether or not resulting from (a) the negligence of the Landlord or those for whom it may in law be responsible, (b) the exercise by the Landlord of any of its rights under this Lease, or (c) by Landlord's failure to supply any services, facilities or utilities required by this Lease. This exculpation of the Landlord from liability extends to and includes all damages, direct, indirect or consequential, damages for personal discomfort, illness or inconvenience, and any death. injury or damage to property or other loss resulting form any cause. including without limitation, fire, explosion, falling plaster, falling ceiling tile, falling ceiling fixtures and diffuser coverings, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Building and/or the Project, including pipes, sprinklers, appliances, plumbing works, roofs, windows or the subsurface of any floor or ceiling of the Building and/or the Project or from any lands adjoining the Project. The intent of this Section is that the Tenant (and all other Persons having business with the Tenant) is to look solely to its insurers to satisfy any claim which may arise, on account of death, injury, loss or damage irrespective of its cause, except with respect to any inherent structural defects or weaknesses.

10.05	Landlord's Insurance:

(a) The Landlord shall at all times through the Term carry:. (i) insurance on the Building (including the foundations and excavations) and the equipment contained in or servicing the Building and owned by the Landlord (specifically excluding, any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 10.01 or similar sections of their respective leases) against damage by "All Risks" perils and comprehensive boiler and machinery coverage in such reasonable amounts and with such reasonable deductions as would be carried by the prudent owner of a reasonably similar building, having regard to size, age and location; (ii) public liability and property damage insurance with respect the Landlord's operations in the Building; and (iii) other forms of insurance considered advisable by the Landlord and its Mortgagee, in each case, in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar building.

(b) Notwithstanding the Landlord's covenant contained in this Section 10.05 and notwithstanding the Tenant's contribution to the cost of the Landlord's insurance premiums, the Tenant acknowledges and agrees (1) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its willful acts or omissions, (2) no insurable interest or other benefit (including an implied waiver of subrogation from the Landlord's insurers) is conferred upon the Tenant under the Landlord's Insurance policies, and (3) the Tenant has no right to receive proceeds from the Landlord's insurance policies.

10.06

Indemnification of' the Landlord: Notwithstanding any other term., covenant & condition contained in this Lease, the Tenant will indemnify the Landlord and save it harmless from and against all loss (including loss of rentals), claims, actions, damages, costs, liability and expense in connection with loss of life, personal injury, damage to property (including any portion of the Building &/or the Project and their respective equipment, machinery, services and improvements) or any other loss or injury whatsoever arising from or out this Lease, or any occurrence in the Leased Premises, or the Tenant's occupancy of the Leased Premises or the Building and/or the Project, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Leased Premises or the Building or the Project by the Tenant. If the Landlord is, without fault on its part, made a party to any litigation commenced by or against the Tenant then the Tenant will protect, indemnify and hold the Landlord harmless and pay all expenses and reasonable legal fees incurred or paid by the Landlord in connection with the litigation. The Tenant will also pay all costs, expenses & legal fees (on a solicitor and his client basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease.

ARTICLE XI Maintenance, Repairs And Alterations

11.01	Maintenance, Repairs and Alterations by the Tenant:

(a) The Tenant will at all times, at its expense, maintain the whole of the Leased Premises including without limitation, all interior partitions, signs doors, fixtures, shelves, equipment and appurtenances thereof and improvements thereto, including without limitation, electrical, lighting, wiring, plumbing fixtures and equipment within or exclusively serving the Leased Premises in good order, first-class condition and repair which shall include, without limitation, periodic painting & decoration as determined by the Landlord, acting reasonably & the Tenant will make all needed repairs and replacements with due diligence & dispatch.

(b) The Tenant will Pay for the cost of replacement of glass broken on the Leased Premises including outside windows and doors of the perimeter of the Leased Premises.

(c) At the expiration or earlier termination of the Term, the Tenant will surrender the Leased Premises to the Landlord in as good a condition as the Tenant is required to maintain them throughout the Term or as otherwise provided in Section 11.04.

11.02	Landlord's Approval Of the Tenant's Repairs & Alterations:

(a) The Tenant will not make any repairs, alterations, replacements, additions, decorations or improvements ("Alterations") to any part of the Leased Premises without first obtaining the Landlord's written approval. The Tenant will submit to the Landlord: (i), details of the proposed work including professionally prepared drawings and specifications, (ii) any indemnification against liens which the Landlord reasonably requires; and (iii) evidence satisfactory to the Landlord that the Tenant has obtained at its expense all necessary consents, permits, licenses and inspections from all governmental and regulatory authorities having jurisdiction.

(b) All Alterations will be performed: (i) at the Tenant's expense; (ii) by competent workmen (iii) in a good and workmanlike manner, (iv) in accordance with the drawings & specifications approved by the Landlord; and (v) subject to the reasonable regulations, controls & inspection of the Landlord.

(c) Any Alterations made by the Tenant without the prior consent of the Landlord or not made in accordance with the drawings and specifications approved by the Landlord will, if requested by the Landlord, be promptly removed by the Tenant at the Tenant's expense and the Leased Premises restored to their previous condition. Failing such removal, the Landlord will be entitled remove any Alterations forthwith without notice and at the Tenant's expense, In any event no Alterations may be permitted if the Landlord determines that they may weaken or endanger the structure of the Building, adversely affect the condition or operation of or diminish the value of the Building, affect the Landlord’s coverage for zoning purposes or cause the Landlord to provide additional parking spaces.

(d) If however the proposed Alterations or any of them affect any part of the structure of the Building or any of the electrical, mechanical or other base building systems. Such Alterations will be performed only by the Landlord at the Tenant's expense and the Tenant will promptly reimburse the Landlord for the cost of the Alterations (including architectural and other consulting fees) plus fifteen percent (15%) of the total cost representing the Landlord’s overhead.

11.03	Maintenance, Repairs and Alterations by the Landlord:

(a) The Landlord will, subject to Section 11.01 & Article XII, maintain & repair the structure of the Project, including without limitation, the foundations, exterior wall assemblies including weather walls, subfloor, roof, bearing walls, & structural columns & beams of the Building and the mechanical, electrical & other base building systems of the Project as would a prudent owner of a similar project. The cost of this will be included in Operating Costs. However, if the Landlord is required, due to the business carried on by the Tenant, to make structural repairs or replacements by reason of the application of laws, ordinances or other regulations of any governmental body or by reason of act, omission or default of the Tenant or those for whom the. Tenant is in law responsible, then the Tenant will be liable for the total cost of those repairs or replacements plus fifteen percent (15%) of the total cost representing the Landlord's overhead.

(b) The Tenant acknowledges and agrees that the Landlord is not liable for any damages, direct, indirect or consequential, or for damages for personal discomfort, illness or inconvenience of the Tenant or the Tenant's servants, clerks, employees, invitees or other persons by reason of (i) the failure, cessation or interruption of any Utilities, equipment, facilities or systems servicing the Building or the Leased Premises, (whether or not supplied by the Landlord or others) or (ii) reasonable delays in the performance of any repairs, replacements and maintenance for which the Landlord is responsible pursuant to this Lease.

(c) If the Tenant refuses or neglects to carry out any repairs as required pursuant to Section 11.01, and to the reasonable satisfaction of the Landlord, the Landlord may, but will not be obliged to, make such repairs without being liable for any loss or damage that may result to the Tenant's equipment, fixtures or other property or to the Tenant's business by reason thereof, and upon completion the Tenant will pay to the Landlord as Additional Rent upon demand the Landlord's costs relating to any such repairs and a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead.

(d) If any elevator servicing the Building &/or the Project or if any mechanical or base building equipment, facilities or systems are damaged or destroyed or are in need or repair, the Landlord will have a reasonable time in which to make the required repairs or replacements necessary for the resumption of the services to the Leased Premises (to the extent of the Landlord's obligations under this Lease), and the Tenant is not entitled to any compensation or damages, but if any of the foregoing items had become impaired, damaged or destroyed in any of the circumstances referred to in Section 11.03(c), then the Tenant will be responsible for the cost of repairing, restoring or making good the damage in accordance with the provisions of Section 11.03 (c).

(e) If the Building or the Project or any part of it or any equipment, machinery, facilities or improvements of the Building or the Project, or the root or outside walls of the Building or the Project or any other structural portions of the Building or the Project require repair or replacement or become damaged or destroyed through the negligence, carelessness, misuse or other act of the Tenant or those for whom the Tenant is in law responsible, or by any Person having business with the Tenant, or by the Tenant or those for whom it is in law responsible in any way stopping up or damaging the heating or air-conditioning apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Building or the Project, then the cost of the resulting repairs, replacements or alterations plus a sum equal to fifteen percent (15%) of the cost will be paid by the Tenant to the Landlord upon demand after presentation of an account.

(f) If any equipment installed by the Tenant requires additional utility, electrical or mechanical facilities, the

Landlord may, in its sole discretion, if they are available, elect to install them at the Tenant's expense and in accordance with plans and specifications to be approved in advance in writing by the Landlord.

11.04	Removal and Restoration by the Tenant:

(a) All Alterations made by, the he Tenant, or made by the Landlord on the Tenant's behalf (other than the Tenant's trade fixtures) immediately become the property of the Landlord upon affixation or installation, without compensation therefor to the Tenant, and will not be removed from the Leased Premises at any time unless permitted or required by the Landlord. The Landlord is under no obligation to repair. maintain or insure these Alterations. the Tenant will, at the expiration or earlier termination of the Term, at its cost, remove those leasehold improvements and fixtures which the Landlord requires the Tenant to remove and will make good any damage to the Leased Premises or the Building or the Project resulting from their installation or removal.

(b) The Tenant may during the Term in the normal course of its business and with the prior written consent of the Landlord remove its trade fixtures, but only if they have become excess for the Tenant's purposes or the Tenant is substituting new and similar trade fixture, and in each case, only when the Tenant is not in default under the terms of this Lease. At the expiration or earlier termination of the Term, the Tenant will, at its own cost, remove all of its trade fixtures & will make good. any damage to the Leased premises or the Building or the Project caused as a result of their installation or their removal. If the Tenant does not remove its trade fixtures at the end or earlier termination of the Term, the trade fixtures will, at the. Landlord's option, become the property of the Landlord and may be removed from the Leased Premises & sold or disposed of by the Landlord in such manner as it deems advisable.

(c) For greater certainty, the Tenant’s trade fixtures exclude: (i) heating or air-conditioning systems, facilities and equipment. (ii) floor covering affixed the floor of the Leased Premises; (iii) light fixtures: (iv) internal stairways and doors, if any; & (v) any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord pursuant to Schedule “C”; all of which are deemed to be leasehold improvements.

11.05

Over holding - No Tacit Renewal: If the Tenant remains in possession on the Leased Premises after the end of the Term without having signed a new lease or an extension of Term agreement, there is no tacit renewal of this Lease or the Term, notwithstanding any statutory provisions or legal presumptions to the contrary, & the Tenant will be deemed to be occupying the Leased Premises as a tenant from month-to-month at a monthly Basic Rent equal to twice the monthly amount of Basic Rent payable during the last month of the Term, and otherwise, upon the same terms, covenants and conditions as are set forth in this Lease (including the payment of Additional Rent) so far as these are applicable to a monthly tenancy.

11.06

Tenant to Discharge All Liens: The Tenant shall promptly pay all of its contractors and others supplying materials or performing work on its behalf in respect of the Leased Premises and will do all things necessary, to ensure that no lien is registered against the Building or the Project or the Tenant’s leasehold interest. If any construction or similar lien is made, filed or registered against title to the Project (or any part of it), the Building or against the Tenant’s leasehold interest, as a result of any work, materials or services supplied or performed by or on behalf of the Tenant or otherwise in respect of the Leased Premises, the Tenant will discharge it forth with at the Tenant’s expense. If the Tenant fails to discharge the lien, then in addition to any other right or remedy of the Landlord, the Landlord may elect to discharge the lien by paying the amount claimed to be due, & any additional amounts as may be required by law or otherwise into court or directly to the lien claimant & the amount paid by the Landlord & all costs & expenses including all solicitors’ fees (on a solicitor & his client basis) incurred as a result of the lien including without limitation procuring its discharge will be immediately paid by the Tenant to the Landlord.

11.07	Signs & Advertising:

(a) The Tenant will not place or permit any notice, lettering or other signage on or visible from the exterior of the Leased Premises or anywhere in the interior of the Leased Premises which is visible from the outside of the Leased Premises. The Landlord may prescribe a uniform pattern of identification signs in specified locations for tenants in accordance with the Landlord’s design criteria for the Building which shall be placed by the Landlord at the Tenant’s expense on the outside of either the interior walls or doors leading into the Leased Premises.

(b) The Landlord may require the Tenant to erect exterior signage on the outside fascia of the Leased Premises & provided such signage shall be installed: (a) subject to obtaining & in accordance with all municipal by-laws & other applicable governmental rules & regulations; (b) at the sole cost of the Tenant; (c) in a good & workmanlike manner; (d) in a location & of a size approved by the Landlord in writing; (e) in accordance with drawings & specifications approved by the Landlord in writing; & (f) such signage shall otherwise be subject to the provisions of this Section 11.07 & Schedule “C” attached to this Lease, where applicable.

(c) At the expiration or earlier termination of this Lease, the Landlord, or the Tenant at the Landlord’s request, will remove all signs, pictures, advertisements, notices, letterings or decorations from the Leased Premises at the Tenant’s expense & the Tenant will promptly repair all damage caused by its installation & removal.

Article XII Damage & Destruction

12.01	Destruction of the Leased Premises
(a) If the Leased Premises are destroyed or damaged as a result of fire or other casualty required to be insured against by the Landlord, & if as a result of such occurrence:

(i) the Leased Premises are rendered wholly or partially untenantable, this Lease will continue in full force & effect & the Landlord will commence diligently to restore the Leased Premises to the extent only of the Landlord’s Work set out in Schedule “C”, & then only to the extent of the insurance proceeds actually received or receivable by the Landlord, & Basic Rent and Additional Rent (but not Additional Rent) will abate entirely or proportionally, as the case may be, to the portion of the Leased Premises rendered untenantable from the date of the destruction or damage until the Leased Premises have been restored & rendered tenantable by the Landlord to the extent of its obligations hereunder;

(ii) the Leased Premises are not rendered untenantable in whole or in part, this Lease will continue in full force & effect, the Rent and other amounts payable by the Tenant will not abate & the Landlord will commence diligently to restore the Leased Premises to the extent required by this Section 12.01(a).

(b) Notwithstanding Section 12.01(a), if the Leased Premises are damaged or destroyed by any cause whatsoever, & if, in the opinion of the Landlord reasonably arrived at, the Leased Premises cannot be rebuilt or made fit for the purposes of the Tenant within 180 days of the damage or destruction, the Landlord, instead of rebuilding or making the Leased Premises fit for the Tenant in accordance with Section 12.01(a), either party may at its option elect to terminate this Lease by giving the other party, within 30 days after the damage or destruction, notice of termination & thereupon Rent & any other payments for which the Tenant is liable under this Lease will be apportioned & paid to the date of damage or destruction.

(c) Once the Landlord has substantially completed its restoration work, the Tenant will forthwith complete all work required to fully restore the Leased Premises for business. Nothing in this Section 12.01 requires the Landlord to rebuild the Leased Premises in the condition & state that existed before the damage, but the Leased Premises as rebuilt will have reasonably similar facilities & services to those in the leased Premises prior to the damage.

12.02	Destruction of the Building

(a) Notwithstanding Section 12.01, if 25% or more of the total Rentable Area of the Building is damaged or destroyed (irrespective of whether the Leased Premises are damaged or destroyed) and if, in the opinion of the Landlord reasonably arrived at, the damaged or destroyed parts of the Building cannot be rebuilt or made fit for the purposes of the respective tenants of the space within 180 days of the damage or destruction then the Landlord may, at its option, (to be exercised by written notice to the Tenant within 30 days following the occurrence) elect to terminate this Lease. In the case of such election, the Term and the tenancy hereby created will expire on the thirtieth day after such notice is given, without indemnity or penalty payable by, or any other recourse against, the Landlord, & the Tenant shall vacate & surrender the Leased Premises to the Landlord within such 30 day period. Basic Rent & Additional Rent shall be payable without reduction or abatement subsequent to the damage or destruction & until the date of termination, unless the Leased Premises has been damaged or destroyed as well, in which event Section 12.04 will apply.

(b) If any part of the Building is destroyed or damaged & the Landlord does not elect to terminate this Lease, the Landlord will commence diligently to restore that part of the Building damaged or destroyed, but only to the extent of the Landlord’s responsibilities pursuant to the terms of the various leases for the premises in the Building, & exclusive of any tenant’s responsibilities set out therein. If the Landlord elects to restore the Building, or any part thereof, the Landlord may restore according to plans & specifications & working drawings other than those used in the original construction of the Building.

12.03	Expropriation

Both the Landlord & the Tenant agree to cooperate with the other regarding an expropriation of the Leased Premises or the Building or the Project or any part thereof, so that each may receive the maximum award to which they are respectively entitled at law. To the extent that any portion of the Building or the Project other than the Leased Premises is expropriated, then the full proceeds accruing or awarded as a result will belong to the Landlord & the Tenant will abandon or assign to the Landlord any rights which the Tenant may have or acquire by operation of law to those proceeds or awards & will execute all such documents as in the opinion of the Landlord are necessary to give effect to this intention.

ARTICLE XIII Assignment, Subletting & Change of Control

13.01	Consent Required

(a) The Tenant shall not assign this Lease or sublet or part with or share possession of all or any part of the Leased Premises & shall not grant any licences or other rights to others to use any portion of the Leased Premises (all of the foregoing hereinafter referred to as a “Transfer”; a party making a Transfer is referred to as a “Transferor” & a party taking a Transfer as a “Transferee”) without the prior written consent of the Landlord which consent will not be unreasonably withheld or delayed. Notwithstanding & without in any way affecting or limiting the interpretation of the foregoing, it is agreed that it shall be reasonable for the Landlord to withhold its consent to a Transfer unless it is shown to the Landlord’s satisfaction that: (i) the proposed Transferee has a good business & personal reputation & has financial strength at least sufficient to satisfy all the obligations of the Tenant hereunder; (ii) without affecting the interpretation of Section 9.01 or any other provision hereof, the business proposed to be carried on by the Transferee on the Leased Premises will not be incompatible with the uses of other tenants of the Project & will not be more burdensome on the Project in terms of parking requirements or any other factor than the business previously carried on by the Tenant on the Leased Premises; & (iii) the proposed Transferee is not an existing occupant of any part of the Project & is not in any way affiliated with such existing occupant or bona fide prospect. The provisions of this Article XIII shall apply to any Transfer which might occur by inheritance or operation of law.

(b) If the Landlord withholds, delays or refuses to give consent to any Transfer, whether or not the Landlord is entitled to do so, the Landlord shall not be liable for any losses or damages in any way resulting therefrom & the Tenant shall not be entitled to terminate this Lease or exercise any other remedy whatever in respect thereof except to seek the order of a court of competent jurisdiction compelling the Landlord to grant any such consent which the Landlord is obliged to grant pursuant to the terms of this Lease.

13.02	Obtaining Consent

(a) All requests to the Landlord for consent to any Transfer shall be made to the Landlord in writing together with a copy of the agreement persuant to which the proposed Transfer will be made & a nonrefundable payment to the Landlord of the sum of $500 on account of all costs incurred by the Landlord in considering & processing the request for consent.

(b) All such requests to the Landlord for consent to any Transfer shall also be accompanied by such information in writing that a Landlord might reasonably require respecting a proposed Transferee including, without limitation, name, business & home addresses & telephone numbers, business experience, credit information & rating, financial position & banking & personal references, description of business proposed to be conducted by the Transferee on the Leased Premises & parking requirements of such business.

13.03	Landlord’s Option
removed

13.04	Terms of Consent
In the event of a Transfer , the Landlord shall have the following rights, in default of any of which no such Transfer shall occur or be effective:

(i) to require the Tenant & the Transferee & Indemnifier, if any, to enter into a written agreement to implement any Amendments to this Lease to give effect to the Landlord’s exercise of any of its rights hereunder;

(ii) to require the Transferee to enter into an agreement with the Landlord in writing & under seal to be bound by all of the Tenant’s obligations under this Lease in respect of the portion of the Leased Premises which is the subject of the Transfer:

(iii) to require the Transferee to waive any rights, pursuant to the Landlord & Tenant Act and any amendments thereto & to any other statutory provisions of the same or similar effect, to pay any Rent less than any amount payable hereunder:

(iv) removed
(v) to require that this Lease be amended to delete therefrom any right of renewal and any right to lease premises in the Project;
(vi) removed

(vii) to require that this Lease be amended so that the Basic Rent payable by the Transferee to the Landlord will not be less than the greater of the Basic Rent payable pursuant to Section 5.02 & the Landlord's current posted rental rate for leased premises in the Building similar to the Leased Premises at the time of the granting of the Landlord's consent.

13.05	Effective of Transfer

(a) No consent of the Landlord to a Transfer shall be effective unless given in writing and executed by the Landlord and no such consent shall be presumed by any act or omission of the Landlord or by the Landlord's failure to respond to any request for consent or by the Landlord's accepting any payment of any amount payable hereunder from any party other than the Tenant. No Transfer & no consent by the Landlord to any Transfer shall constitute a waiver of the necessity to obtain the Landlord’s consent to any subsequent or other Transfer.

(b) In the event of any Transfer or any consent by the Landlord to any Transfer, the Tenant shall not thereby be released from any of its obligations hereunder but shall remain bound by all such obligations pursuant to this Lease for the balance of the Term. If this Lease is renewed or extended by any Transferee pursuant to any option of the Tenant, each Transferor shall be liable for all of the obligations of the Tenant throughout the term as renewed or extended

(c) Every Transferee shall be obliged to comply with all of the obligations of the Tenant under this Lease, and any default of any Transferee shall also constitute a default of the Tenant hereunder. If this Lease is ever disclaimed or terminated by a trustee in bankruptcy of a Transferee, the Tenant shall nevertheless remain responsible for fulfillment of all obligations of the Tenant hereunder for what would have been the balance of the Term but for such disclaimer or termination, and shall upon the Landlord’s request enter into a new lease of the Leased Premises for such balance of the Term and otherwise on the same terms and conditions.

13.06	No Advertising of the Leased Premises
The Tenant shall not advertise this Lease or all or any part of the Leased Premises or the business or fixtures or contents therein for sale without the Landlord’s prior written consent.

13.07	Mortgage of Lease

The restrictions on Transfer as aforesaid shall apply to any assigning, subletting, mortgaging, charging or otherwise transferring of the Leased Premises or this Lease for the purpose of securing any obligation of the Tenant.

13.08	Corporate Ownership

If the Tenant or any occupant of the Leased Premises at any time is a corporation the transfer of the majority of the issued shares in the capital stock or any transfer, issuance or division of any shares of the corporation or of any affiliate of the corporation sufficient to transfer control to others than the then present shareholders of the corporation shall be deemed for all purposes of this Article XIII to be a Transfer. Upon request, the Tenant shall make the corporate books and records of the Tenant and of any affiliate of the Tenant available to the Landlord and its representatives for inspection in order to ascertain whether or not there has at any time during the Term been a change in control of the Tenant corporation as aforesaid. This Section 13.08 shall not apply to the Tenant if and as long as the Tenant is in occupancy of the Leased Premises and is a corporation whose shares are listed and traded on any recognized public stock exchange in Canada or the United States.

13.0.9	Assignment by the Landlord

If there is a sale, lease or other disposition by the Landlord of the Project or any part thereof or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder & the extent that the purchaser or assignee assumes the covenants and obligations of the Landlord hereunder, the Landlord will thereupon & without further agreement be relieved of all further liability with respect to its covenants obligations.

ARTICLE XIV Access And Alterations

14.01	Right of Entry

The Landlord & its agents have the right to enter the Leased Premises at all reasonable times (except in the event of an emergency when the Landlord can enter at any time) to show them to prospective purchasers, lessees or mortgagees, & to examine them & make repairs, alterations or changes to the Leased Premises or the Project as the Landlord considers necessary including, without limitation, repairs, alterations or changes to pipes, wiring, conduits, ducts and other installations in the Leased Premises where necessary to serve another part of the Project. For that purpose the Landlord may take all required materials into the Leased Premises and may have access to the underfloor ducts and access panels to mechanical shafts and the Landlord has the right to check, calibrate, adjust and balance controls & other parts of the heating, ventilating and air-conditioning. The Rent will not abate while any repairs, alterations or changes are being made due to loss or interruption of the business of the Tenant or otherwise & the Landlord will not be liable for any damage, injury or death caused to any person, or to the property of the Tenant or of others located on the Leased Premises as a result of the entry. If the Tenant is not present to permit an entry into the Leased Premises at the time that the entry is necessary, then the Landlord may, in the case of an emergency, forcibly enter the Leased premises to exercise its rights under this Section.

ARTICLE XV Status Statement, Attornment And Subordination

15.01	Status Statement

Within ten (10) days after written request by the Landlord, the Tenant will deliver in a form supplied by the Landlord, a status statement or a certificate (which will be certified by the Tenant to be accurate) to any proposed purchaser, assignee, lessor or mortgagee or to the Landlord which will contain such acknowledgments and information as is customarily called for in status statements and estoppel certificates delivered in conjunction with commercial tenancies together with any additional acknowledgments and information as any proposed purchaser, assignee, lessor or mortgagee requires.

I5.02	Subordination and Attornment

(a) This Lease and the Tenant's rights hereunder are, & will at all times be, subordinate to any and all mortgages, trust deeds. financing, refinancing or collateral, financing and the instruments as well as the charge or lien resulting from all or any of the foregoing or any renewals or extensions thereof from time to time in existence against the Project (or part thereof) (collectively, the "Encumbrances"). Upon request, the Tenant will subordinate this Lease and all of its rights hereunder in such form as the Landlord requires to any Encumbrance and, it requested the Tenant will attorn to the holder of my such Encumbrance (the "Encumbrancer").

(b) The Tenant will, if possession is taken under, or any proceedings are brought for possession under or the foreclosure of. or in the event of the exercise of the power of sale under, any Encumbrance, attorn to the Encumbrancer or the purchaser upon any such foreclosure, sale or other proceeding and recognize the Encumbrancer or the purchaser as the Landlord under this Lease.

(c) Upon the written request of the Tenant, the Landlord shall use its reasonable efforts to obtain at the Tenant's expense an agreement from the permanent financing mortgagee of the Project to the effect that upon the execution and delivery by the Tenant to the Landlord of the Lease, if the Tenant shall pay the Rent & comply with all terms and conditions contained in the Lease & attorn to the permanent financing Mortgagee(s), the Tenant shall be permitted to remain in quiet possession of the Leased Premises without interruption or disturbance from the permanent financing Mortgagee(s); or at the option of the permanent financing Mortgagee(s) shall be entitled to obtain a new lease for the unexpired Term of the Lease on the same terms & conditions as contained in the Lease. The Tenant shall (i) promptly execute such documents as may be required by the Landlord to give effect to the foregoing, and (ii) indemnify the Landlord from and against all costs. including legal costs incurred by the Landlord in connection with obtaining & preparing any such documents.

15.03	Attorney

The Tenant will upon request of the Landlord or any Encumbrancer, execute and deliver promptly any statements, instruments and certificates required to carry out the intent of Sections 15.01 or 15.02. If twenty (20) days after the date of a request by the Landlord, the Tenant has not executed the same, the Tenant hereby irrevocably appoints the Landlord as the Tenant's attorney with full power and authority to execute and deliver in the name of the Tenant any such statements, instruments or certificates, or the Landlord may, at its option, terminate this Lease without incurring any liability on account thereof, and the Term hereby granted is expressly limited accordingly.

15.04	Financial Information

The Tenant will, upon request from time to time, provide the Landlord with such information as to the Tenant's or the Indemnifier's financial standing and corporate organization as the Landlord or the Mortgagee reasonably requires.

ARTICLE XVI Default

16.01	Default and Remedies
If any of the follow shall occur:

(a) The Tenant fails, for an any reason, to make any payment of Rent as and when the same is due to be paid hereunder and such default shall continue for five (5) days after written notice thereof to the Tenant;

(b) The Tenant fails, for any reason, to perform any other covenant, condition, agreement or obligation on the part of the Tenant to be observed or performed persuant to this Lease and such default shall continue for fifteen (15) days after written notice thereof to the Tenant;

(c) any of the Landlord's policies of insurance on the Project or any part or contents thereof shall be actually or threatened to be canceled or adversely changed as a result of any use or occupancy of or contents in the Leased Premises;

(d) the Tenant shall purport to make a Transfer affecting the Leased Premises or the Premises shall be used by any person or for any purpose, other than in compliance with and as expressly authorized by this Lease;

(e) the Tenant or any other person occupying any portion of the Leased premises shall make an assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any statute for bankrupt or insolvent debtors or make any proposal, assignment, arrangement or compromise with its creditors or, it any steps are taken or action or proceedings commenced by any person for the dissolution, winding up or other termination of the Tenant's existence or liquidation of its assets;

(f) a trustee, receiver, receiver-manager, manager, agent or other like person shall be appointed in respect of the assets or business of the Tenant or any other occupant of the Leased Premises;

(g) the Tenant attempts to or does abandon, the Leases Premises or remove or dispose of any goods and chattels from the Leased Premises so that there would not, in the event of such removal or disposal, be sufficient goods of the Tenant on the Leased Premises subject to distress to satisfy all arrears of Rent payable under this Lease and all Rent payable hereunder for a further period of at the least twelve (12) months, or if the Leased Premises shall be vacant or unoccupied for a period of ten (10) consecutive days or more, without the prior written consent of the Landlord:

(h) the Tenant makes any sale in bulk affecting any property on the Leased Premises (other than in conjunction with a transfer approved in writing by the Landlord and made pursuant to all applicable legislation),

(i) this Lease or any goods, or other property of the Tenant situate on the Leased Premises shall at any time be seized or take in execution or attachment which remains unsatisfied for a period of five (5) days or more;

(j) termination or reentry by the Landlord is Permitted, under any provision of this Lease or at law;

then without prejudice to and in addition to any other rights and: remedies to which the Landlord is entitled pursuant hereto or at law, the then current and the next three (3) months' Rent shall be forthwith due and payable and the Landlord shall have the following rights and remedies, all of which are cumulative and not alternative, to:

(i) terminate this Lease in respect of the whole or any part of the Leased Premises by written notice to the Tenant: if this Lease is terminated in respect of part of the Leased Premises, this Lease shall be deemed to be amended by the appropriate amendments, and proportionate adjustments in respect of Rent and any other appropriate adjustments shall be made;

(ii) enter the Leased Premises as agent of the Tenant and as such agent to relet them for whatever term (which may be for a term extending beyond the Term) and on whatever terms & conditions as the Landlord in its sole discretion may determine and to receive the rent therefor and, as the agent of the Tenant, to take possession of any, furniture, fixtures, equipment, stock or other property thereon and, upon giving written notice to the Tenant, to store the same at the expense and risk of the Tenant or to sell or otherwise dispose of the same at public or private sale without further notice, and to make such alterations to the Leased Premises in order to facilitate their reletting as the Landlord shall determine, and to apply the net proceeds of the sale of any furniture, fixtures, equipment, stock or other property or from the reletting of the Leased Premises, less all expenses incurred by the Landlord in making the Leased Premises ready for reletting and in reletting the Leased Premises, on account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for any deficiency and for all such expenses incurred by the Landlord as aforesaid; no such entry or taking possession of or performing alterations to or reletting of the Leased Premises shall be construed as an election on the Landlord's part to terminate this Lease unless a written notice of such intention or termination is given by the Landlord to the Tenant;

(iii) remedy or attempt to remedy any default of the Tenant in performing any repairs, work or other covenants of the Tenant hereunder &, in so doing, to make any payments due or claimed to be due by the Tenant to third parties and to enter upon the Leased Premises, without any liability to the Tenant therefore or for any damages resulting thereby, and without constituting a reentry of the Leased Premises or termination of this Lease, and without being in breach of any of the Landlord's covenants hereunder & without thereby being deemed to infringe upon any of the Tenant's rights pursuant hereto, and, in such case, the Tenant shall pay to the Landlord forthwith upon demand all amounts paid by the Landlord to third parties in respect of such default and all reasonable costs of the Landlord in remedying or attempting to remedy any such default plus five percent (5%) of the amount of such costs for Landlord's inspection & supervision plus a further five percent (5%) for overhead and profit, &

(iv) obtain damages from the Tenant including., without limitation, if this Lease is terminated by the Landlord, all deficiencies between all amounts which would have been payable by the Tenant for what would have been the balance of the Term, but for such termination, and all net amounts actually received by the Landlord for such period of time.

16.02

Rent Past Due If the Tenant fails to pay any Rent when due, the unpaid amounts bear interest, from the due date to the date of payment at a rate of 2% per month at simple interest. In addition, if said payment falls past due by reason of the Tenant’s cheque not being honored by it bank, then an additional fee of $100 shall be payable by the Tenant to the Landlord.

16.03	Expenses

If legal action is brought for recovery of possession of the Leased Premises, or the recovery of Basic Rent and/or Additional Rent or any other amount due under this Lease, or because of the breach of any other of the Tenant's obligations, the Tenant will pay to the Landlord all expenses incurred therefore, including solicitors fees (on a solicitor and his client basis), unless a court otherwise awards.

16.04

Allocation of Payments
The Tenant agrees that the Landlord may, at its option to be exercised by written notice to the Tenant at any time, and without regard to and notwithstanding any instructions given by or allocations in respect of such amounts made by the Tenant, apply all sums received by the Landlord from the Tenant or any other persons in respect of any Rent to any amounts whatsoever payable by the Tenant and it is further agreed that any allocation made by the Landlord, on its books and records or by written notice to the Tenant or otherwise, may subsequently be reallocated by the Landlord is it may determine in its sole discretion, and any such allocation and reallocation from time to time shall be final and binding on the Tenant unless and to the extent subsequently reallocated by the Landlord.

16.05	Waiver of Exemption from Distress

The Tenant hereby agrees that notwithstanding anything contained in the Landlord and Tenant Act (Ontario) or any statute or provision subsequently passed to take the place of or amend the Act, none of the goods and chattels of the Tenant which are on or have at any time been on the Leased Premises will be exempt from levy by distress for Rent in arrears by the Tenant. All the Tenant's personal property on the Leased Premises shall at all times be the unencumbered property of the Tenant.

ARTICLE XVII Miscellaneous

17.01	Notices

Any notice, demand, request or other instrument which may be or is required to be given under this Lease will be delivered in person or sent by registered mail postage prepaid and will be addressed (a) if to the Landlord to: Beaverhall Investments, 46 Beaverhall Drive, Toronto Ontario M2L-2C9, or to such other Person or at such other address as the Landlord designated by written notice. (b) if to the Tenant, at the Leased Premises, and (c) if to the Indemnifier (if any), at the Leased Premises. Any notice, demand, request or consent is conclusively, deemed to have been given or made on the day upon which it is delivered, or, if mailed, then seventy-two (72) hours following the date of mailing, as the case may be. Either party may give written notice of any change of its address & thereafter the new address is deemed to be the address of that party for the giving of notices, It the postal service is interrupted or is substantially delayed, any notice, demand, request or other instrument will be delivered in person.

17.02	Registration

Neither the Tenant nor any one on the Tenant's behalf or claiming under the Tenant will register this Lease against the Leased Premises or the Project or any part thereof. If either party intends to register a document for the purpose only of giving notice of this Lease or of any assignment or sublease of this Lease, then, upon request of either party, the other will join in the execution of a short form or notice of this Lease which will (i) be prepared by the Landlord or its solicitors at the Tenant's expense (ii) only describe the parties, the Leased Premises and the Commencement Date and the expiration date of the Term, and any options to renew, and (iii) at the Landlord's option be accompanied by a registrable power of attorney whereby the. Tenant appoints the Landlord as its attorney to execute any instruments required under Article XV. The short form or notice of this Lease will be subject to the prior written approval of the Landlord with the Tenant reimbursing the Landlord for all legal fees and other expenses incurred.

17.03	Rules and Regulations

The Rules and Regulations adopted and promulgated by the Landlord from time to time including, without limitation, those set out in Schedule "F", are made a part of this Lease as it they were embodied herein, and the Tenant will comply with and observe them as though they were covenants. The Landlord reserves the right from time to time to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Building as in the Landlord's judgment, acting reasonably & in such manner as would a prudent landlord of a similar project, are from time to time needed for the safety, care, cleanliness and efficient operation of the Project. Notice of the Rules and Regulations and amendments & supplements, if any, will be given to the Tenant and the Tenant will thereupon comply with and observe them provided that they do not contradict any terms, covenants and conditions of this Lease. The Landlord is not under any obligation to enforce the Rules and Regulations against other tenants and is not responsible if other tenants fail to observe them.

17.04	Obligations as Covenants

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

17.05	Captions and Section Numbers

The captions, section numbers, article numbers and Table Of Contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

17.06	Extended Meanings

The words "hereof", "herein". "hereunder" and similar expressions used in any Section or Subsection of the Lease relate to the whole of this Lease & not to that Section or Subsection only, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is deemed a proper reference even though the Landlord or the Tenant is an. individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, males or females, shall in all instances be assumed as though in each case fully expressed.

17.07	Severability

If any provision of this Lease is illegal, unenforceable or invalid, it shall be considered separate severable and all the remainder of this Lease shall remain in full force & effect as though such provision had not been included in this Lease but such provision shall nonetheless continue to be enforceable to the extent permitted by law.

17.08	Entire Agreement

This Lease and the Schedules, if any, attached together with the Rules and Regulations set forth all covenants,

promises agreements. conditions and understandings between the Landlord and the Tenant concerning the Leased Premises and there are no other covenants, promises, agreements, conditions or understandings, either oral or written, between them. No alteration or amendment to this Lease will be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and the Landlord. No alteration, amendment or addition to this Lease will be binding upon the Landlord or the Tenant unless in writing and sign by the Tenant and the Landlord.

17.09	Governing Law

This Lease will be construed in accordance with and governed by the laws of the Province of Ontario.

17.10	Successors

All rights and liabilities under this Lease extend to and bind the heirs, executors, administrators, successors and assigns of the Landlord and & the heirs, executors, administrators and permitted successors and assigns of the Tenant, as the case may be. No rights, however will enure to the benefit of any Transferee of the Tenant unless the Transfer has been consented to or is otherwise permitted. If there is more than one the Tenant, they are all bound jointly and severally.

17.11	Tenant Partnership

If the Tenant is a partnership ("the Tenant Partnership") each Person who is presently a member of the Tenant Partnership, and each Person who subsequently becomes. a member of any successor to the Tenant Partnership will be and continue to be liable jointly & severally for the full and complete performance of, and will be and continue to be subject to, the, terms, covenants and conditions of this Lease, whether or not the Person ceases to be a member of the Tenant Partnership or successor to the Tenant Partnership,

17.12	Waiver

(a) The waiver by either party of any, breach of the other is not deemed to be a waiver of any subsequent breach of the same or of any other term, covenant or condition. The subsequent acceptance of Basic Rent or Additional Rent by the Landlord is not deemed to be a waiver of any preceding breach by the Tenant regardless of the Landlord's knowledge of the preceding breach at the time of acceptance o the Rent. No term, covenant or condition of this Lease is deemed to have been waived by the other party unless the waiver is in writing.

(b) All Rent to be paid by the Tenant to the Landlord will be paid without any deduction, abatement, setoff or compensation whatsoever (except for the Basic Rent to the extent it may be abated pursuant to Section 12.01), and the Tenant hereby waives the benefit of any statutory or other rights in respect of abatement, setoff or compensation in its favour at the time hereof or at any future time.

17.13	Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly payment of Basic Rent or Additional Rent stipulated is deemed to be other than on account of the earliest stipulated Basic Rent or Additional Rent, nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent, deemed an acknowledgment of full payment or accord and satisfaction, and the Landlord may accept and cash any cheque or payment without prejudice to the Landlord's right to recover the balance of the Rent due or to pursue any other remedy provided in this Lease.

17.14	Force Majeure

Notwithstanding anything in this Lease, if the Landlord is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder, by reason of strikes. labour troubles; inability to procure materials or services; power failure; restrictive governmental laws or regulations; riots: insurrection, sabotage; rebellion, war; act of God; or other reason whether of a like nature or not which is not the fault of the Landlord in performing work or doing acts required under the terms of this Lease, then the performance of that term, covenant or act is excused for the period of the delay and the party delayed will be entitled to perform that term, covenant or act within the appropriate time period after the expiration of the period of the delay.

17.15	Directory Board

The Tenant will be entitled to have its name shown on the directory board of the Building, at a one-time expense to the Landlord. The Landlord will design the style of such identification and the directory board will be located in an area designated by the Landlord in the main lobby of the Building. Any subsequent change required to be made by the Tenant to its name or any additional names required by the Tenant on the directory board will be made by the Landlord at the Tenant's expense.

17.16	Compliance with The Planning Act

It is a condition of this Lease that the subdivision control provisions of the Planning Act (Ontario), and amendments thereto, be complied with if they apply. If the provisions of the Planning Act do apply, then until any necessary, consent to the Lease is obtained, the Term (including any extensions thereof) and Tenant's rights and entitlement granted by this Lease are deemed to extend for a period only of twenty-one (21) years less 1 day from the Commencement Date.

17.17	Survival of Covenants

The Tenant's obligation to observe and perform its covenants and agreements under this Lease, including any obligations on its behalf to make readjustments on account of Additional Rent, will survive the expiration of the Term or earlier termination of this Lease. Subject to Section 13.04, the Landlord's obligation to observe and perform its covenants & agreements under this Lease. including any obligations on its behalf to make any readjustments on account of Additional Rent, will survive the expiration of the Term or earlier termination of this Lease,

17.18	Time of the Essence

Time is of the essence of this Lease and of every part of it.

ARTICLE XVIII Indemnity

18.01	Indemnity

To induce the Landlord to enter into this Lease, the Indemnifier, if any, hereby makes with and in favour of the Landlord the Indemnity Agreement annexed hereto as 'Appendix "A".

IN WITNESS WHEREOF the Landlord and Tenant have signed and scaled this Lease.

SIGNED, SEALED AND DELIVERED	HOWJAY LIMITED

	/s/ “Barry Jacobs” /s/	Sept. 27/06
	Landlord	Date

Chalk Media Services Corp.

/s/ “signed” /s/	/s/ “C. Mah” /s/	Sept. 27/06
Witness	Tenant	Date

SCHEDULE "A

LEGAL DESCRIPTION OF THE LANDS

Those lands & premises known as 410 Adelaide Street West being in the City of Toronto & comprised of Lots 2, 3 & 4 on the north side of Adelaide Street & the whole of Lot 15 on the south side of Camden Street according to plan registered in the Registry Office of the City of Toronto as number D-46

SCHEDULE "B"

SKETCH PLAN OF TENANT'S FLOOR OF THE BUILDING

SCHEDULE "C"

LANDLORD'S WORK AND TENANT’S WORK

1. TENANT ACKNOWLEDGMENT

1.1	The Tenant acknowledges:

(a) that it has carefully examined the Leased Premises and declares that it is content to accept the Leased Premises in their present state of repair & condition and in whatever state of repair and condition they may be at the commencement of the Term, subject to the Landlord’s work as hereinafter set out;

(b) that it is required to ensure that no Construction Lien, Worker's Compensation Lien or other lien affect the Building, the Leased Premises or the Tenant's interest in the Leased Premises in respect of work done or to be done by or on behalf of the Tenant or related to the Tenant's Work and if the Tenant fails to promptly discharge or cause any such lien to be discharged, then in addition to any other rights or remedies of the Landlord, the Landlord may (but shall not be obligated to) discharge the lien by paying the amount claimed into court or directly to the lien claimant and the amounts so paid, together with a sum equal to fifteen percent (15%) thereof representing the Landlord's overhead and all costs and expenses (including legal costs & expenses) shall be immediately due and payable by the Tenant to the Landlord as Additional Rent forthwith on demand;

(c) that it is required to provide a copy of this Schedule “C” to every contractor or subcontractor with whom the Tenant or any of its contractors or subcontractors contract in connection with any of the Tenant's Work referred to in this Schedule;

(d) that additional costs resulting from (i) any change to the standard fixtures for the Building (ii) the installation of additional fixtures or (iii) the relocation of any fixtures necessitated by the Tenant's interior partitioning will be paid by the Tenant to the Landlord as Additional Rent forthwith on demand.

1.2

As security for (i) payment of damages suffered by the Landlord as a result of the Tenant’s failure to perform its obligations under this Schedule ”C” within the time periods set out, and (ii) payment of any damages suffered by the Landlord as a result of the Tenant's failure to commence business on the Commencement Date, the Tenant shall, within five (5) days after the Landlord’s written request, provide the Landlord with an irrevocable letter of credit (the “Letter of Credit”) in favour of the Landlord for a total maximum amount of $ ____________ payable on demand and in a form acceptable to the Landlord .The Letter Of Credit shall expire on but the Landlord shall consent to a cancellation of the Letter of Credit prior to that date if the Tenant has performed all of its obligations under this Schedule “C” & has commenced business in the Leased Premises on the Commencement Date. If the Tenant fails to do so, the Landlord shall have the right, without further notice to the Tenant and without prejudice to the Landlord's other remedies set out in this Lease, at law or in equity. to draw on the Letter of Credit in whole or in part by drafts at sight at any time and from time to time made upon the drawee bank accompanied by a letter from the Landlord specifying the amounts of damages or other amounts owing to the Landlord.

II. LANDLORDS WORK

2.1

The Landlord is not, required to do any work or provide any materials to or in respect of the Leased Premises except as expressly provided herein. The Landlord's Work is composed of those of the items listed below which may have been provided and installed in or for the Leased Premises by the Landlord.

(a) WALLS - For multi-tenancy floors, dividing walls between the Leased Premises and the remainder of the floor on which the Leased Premises are located, of taped & sanded drywall to the finished ceiling height. It is understood that the location of the demising walls dividing the Leased Premises from the balance of the floor on which the Leased Premises are located is subject to approval of the appropriate municipal or other governmental authorities.

(b) ENTRANCE AND EXIT DOORS - A standard entrance door with master keyed lockset and such standard other door or doors from the public corridor to the Leased Premises as are required by authorities having jurisdiction.

(c) FLOOR - Existing concrete floor (trowel finished) in accordance with Building standard.
(d) CEILING - Concrete deck or painted metal deck.
(e) POWER - Electrical power supplied to the main electrical panels on each floor.
(f) HEATING & AIR-CONDITIONING - Heating system to the Building standard distribution pattern and capacity on an open-floor basis.

(g) SPRINKLERS - A sprinkler system to the Building standard pattern. If additional sprinkler heads are required or if any sprinkler heads must be relocated to meet applicable insurance requirements, building codes or safety requirements arising from or attributable to the Tenant’s use of the Leased Premises or the interior partitions or other improvements installed by or on behalf of the Tenant, the additional cost thereof will be paid by the Tenant to the Landlord as Additional Rent forthwith on demand.

III. TENANTS WORK

3.1

The Tenant shall, at its sole expense, in accordance with this Schedule, perform all the work and provide all the necessary material and equipment to render the Leased Premises complete and to permit the Tenant to occupy the Leased Premises in accordance with the Offer to Lease & the Lease.

3.2	The Tenant shall obtain the Landlord’s approval in advance in writing of its plans and specifications in accordance with Article IV of this Schedule.

3.3	All work required for the Leased Premises, other than those items expressly installed as part of the Landlord's Work, will be provided by the Tenant at its expense.

3.4

Any changes desired by the Tenant which depart from the Building's standard or which involve the use of materials not standard to the Building are subject to the Landlord's prior written approval and will be made at the expense of the Tenant.

IV. LANDLORD’S REQUIREMENTS FOR TENANTS WORK

4.1

The Tenant will submit to the Landlord for the Landlord's written approval three (3) complete sets of detailed working drawings and specifications (the “Plans”) for the Tenant's Work. Such submission shall be made within fifteen (15) days from the date of the execution of this Lease by both parties (or within such period of time as may be specified in the Offer to Lease) so as not to delay the commencement of the Landlord's Work or the Tenant's Work. The Tenant's Work will be performed at the expense of the Tenant by contractors, subcontractors and workmen engaged by the Tenant & first approved by the Landlord and whose labour union affiliations are compatible with workmen employed in the Building by the Landlord.

4.2	The Tenant will ensure that all work on or in respect to the Leased Premises is to be performed by competent workmen.

4.3

The Tenant and its contractors are responsible to remove garbage and debris from the Leased Premises and the Building daily and place same into garbage containers for that purpose as provided. All tenants will be assessed their proportionate share of the cost of providing empty garbage containers on the job site during the construction of their premises. Any of the Tenant's garbage or debris removed by the Landlord will be charged to the Tenant's account.

4.4

The Tenant will pay to the Landlord forthwith upon demand (i) a fee equal to five percent (5%) of the cost of the Tenant's Work toward the cost of the Landlord's supervision and overhead, and (ii) all reasonable costs incurred by the Landlord during the construction of the Tenant's Work including the vertical transport of men and materials with respect to the carrying out of the Tenant's Work in the Leased Premises

4.5

The Landlord may require that all structural, mechanical, electrical and other base building systems work to be done with respect to the Leased Premises by or on behalf of the Tenant will be carried out by the Landlord's contractors and employees at the Tenant’s expense & repayable by the Tenant to the Landlord upon demand as Additional Rent. Premises,

4.6

The Tenant will, prior to entering an portion of the Building or the Leased Premises for the commencement of the Tenant’s Work, complete each of the following obligations to the Landlord's satisfaction:

(a) obtain the Landlord's written approval of the Tenant’s Plans;
(b) provide the Landlord with certificates of insurance executed by the Tenant's insurers evidencing that the insurance required to be placed by the Tenant persuant to the Lease has been contracted;

(c) provide evidence satisfactory evidence to the Landlord that the Tenant has obtained at its expense all necessary consents, permits, and licenses from all appropriate governmental and regulatory authorities, which shall be displayed in the Leased as required by such governmental or regulatory authorities. If the Tenant falls to obtain any such required consent, permit or license, the Landlord may, but shall not be obliged to, obtain same on behalf of the Tenant, and the cost or expense incurred by the Landlord will be payable by the Tenant as Additional Rent forthwith on demand;

(d) provide the Landlord with a work schedule for completion of the Tenant’s Work.

4.7

If there is any delay by the Landlord in completing the Landlord's Work in connection with the Leased Premises or in making available the services which the Landlord is obliged to furnish to the Leased Premises and if such delay has been occasioned by the Tenant's delay in furnishing its Plans or any other information required by the Offer to Lease, the Lease or any Schedules attached on or before the respective dates set out for the furnishing of the such Plans or the giving of such information. or if the Landlord has been impeded in completing the Leased Premises or in making available the services which the Landlord is obliged to furnish by any failure of the Tenant to comply with any of the provisions of the Offer to Lease, the Lease or any Schedules attached or by the performance by the Tenant of the Tenant's Work (as to any and all of which the Landlord's architect shall be the sole judge), then, the commencement date of the Term will be conclusively deemed to be the date fixed by the Landlord's architect as the date when the Landlord would have completed the Landlord's Work in connection with the Leased premises and made the services available therefor had the Landlord not been delayed by the Tenant, as aforesaid, and the Tenant shall not be entitled to any abatement of rent by reason of any such delay in occupancy following such date so fixed by the Landlord's architect. Provided further, and without limiting any of the provisions of this Paragraph 4.7, the commencement date of the Term will be postponed (and such postponement will be accepted by the Tenant as full compensation) if there is any delay for any reason whatsoever which results in the Building, the Leased Premises or the Landlord's Work in respect thereof not being completed on schedule in accordance with the Offer to Lease or the Lease.

4.8	The Tenant will, upon completion of the Tenant's Work and when required by the Landlord:
(a) provide the Landlord with a statutory declaration (the "Declaration"):

(i) stating that the Tenant's Work has been performed in accordance with the provisions of the Plans and Schedule "C" & that all deficiencies (if any) which the Landlord has brought to the Tenant's attention have been corrected;

(ii) stating that there we no mechanics' lien or other liens or encumbrances registered or otherwise outstanding against the Leased Premises or the Building in respect of the Tenant’s Work and that all accounts for work, services or materials have been paid in full with respect to the Tenant's Work;

(iii) listing each contractor and subcontractor who did work or provided materials in connection with the Tenant's Work;
(iv) confirming the date on which the last work was performed and materials were supplied.
(b) provide to the Landlord an itemized list certified by the Tenant showing the costs actually expended by the Tenant for the completion of the Tenant's Work;
(c) provide to the Landlord a clearance certificate issued under the Worker's Compensation Act in respect of each contractor and subcontractor listed on the declaration;

(d) obtain and provide to the Landlord a copy of every occupancy and other permit which may be required by any governmental or other regulatory authority having jurisdiction, to permit the Tenant to open for business;

(e) provide the Landlord with a certificate of a professional engineer acceptable to the Landlord, certifying that the Tenant's Work has been carried out in accordance with the Plans as approved by the Landlord.

V. TENANT’S WORK PERFORMED BY THE LANDLORD

5.1

Any additional equipment supplied or work performed by the Landlord specifically for the Tenant and any excess or additional cost of the Landlord's Work occasioned by the Tenant's requirements or revisions to such requirements will be paid by the Tenant to the Landlord as a "back Charge" as Additional Rent forthwith on demand.

5.2

The amount payable will be the total cost to the Landlord and will include (in addition to direct labour, materials and applicable taxes), architectural & engineering fees, any costs attributable to changes requested by the Tenant after approval of the Tenant's Plans by the Landlord plus the Landlord's overhead charges for supervision of fifteen percent (15%) of the total cost to the Landlord of such work and shall be immediately due and paid by the Tenant to the Landlord as Additional Rent forthwith upon demand.

5.3

Failure by the Tenant to pay any amounts due under the provisions of this Schedule in the manner provided herein shall entitle the Landlord to terminate the Offer to Lease and the Lease, to retain the Deposit paid by the Tenant and to retain for its own use without payment therefor any Tenant's Work which has been commenced or completed within the Leased Premises, without prejudice to the Landlord's rights to claim and prove any additional damages from the Tenant.

SCHEDULE “D”: BUILDING MEASUREMENTS

The following sets out the square footage areas of the Building. These numbers have already been agreed between the Parties & are not subject to adjustment.

	Floor 1	Floors 2-6 each	Total

Usable area	9,300	11,160	65,100

Common areas	0	770	3,850

Rentable area	9,300	11,930	68,950

Not rentable	3,200	570	6,050

Total	12,500	12,500	75,000

SCHEDULE "E": OPERATING COSTS

(a)	Operating Costs shall include without limitation & without duplication, the aggregate of:

(i) the total annual costs & expenses of insuring the Project, in such manner and form, with such companies & such coverage (including, without limitation. insurance covering loss of insurable gross profits), and in such amounts as the Landlord, or the Mortgagee, from tine to time, determines;

(ii) cleaning (including window cleaning), snow removal, garbage and waste collection and disposal, and the costs of security and supervision;

(iii) the aggregate of the costs and amounts paid for (1) all fuel used in heating; (2) all electricity furnished by the Landlord to the Project other than electricity furnished to and paid for by tenants; (3) all hot and cold water other than that chargeable to tenants by reason of their extraordinary consumption of water; (4) heating, air-conditioning and ventilating the Project including individual premises; (5) telephone and utility costs used in the maintenance & operation of the Project; and, (6) installing energy conservation equipment and safety or life support systems in any portion of the Project;

(iv) all remuneration including wages & fringe benefits of employees employed or engaged in the operation, maintenance, repair. replacement & management of the Project:
(v) the cost of the rental of any equipment and signs, and the cost of supplies, used by the Landlord in the maintenance and operation of the Project:
(vi) consultants fees audit fees and the cost of accounting services incurred in the computation of the rents and charges payable by tenants of the Project;
(vii) all repairs (including major repairs) and replacements to and maintenance and operation of the Project. and the systems, facilities & equipment serving the Project;

(viii) capital tax(es), if any, payable by, the Landlord in respect of or resulting from the Landlord's ownership of or other interest in the Project or any part thereof and any tax in lieu of such tax(es), which capital tax(es) shall be calculated and determined as if the Landlord had no ownership or interest in any other real or personal property other than the Project and all furnishings, fixtures, equipment and improvements therein, all of which shall be as determined by the Landlord's auditor or accountant whose determination shall be final and binding;

(ix) depreciation of all structures, improvements, furnishings, fixtures, equipment, machinery, facilities, systems and property which is part of or installed in or used in connection with the Project which, by their nature require periodic or substantial repair or replacement. or which are installed of used primarily to reduce the cost of consumption of other items included in Operating Costs (whether or not such costs in respect of the same are in fact reduced), and the amount of all capital costs amortized over the Landlord's reasonable estimate of the economic life thereof (but not to exceed ten (10) years), and interest on the undepreciated cost of all items in respect of which depreciation or amortization is included herein at 10% per annum;

(x) policing, supervision, security and traffic control;
(xi) signs, including. without limitation, the cost of all repairs, maintenance and rental charges in respect thereof;
(xii) business taxes, if any, on the Common Areas and Facilities;

(xiii) contribution, as determined by the Landlord, acting reasonably and bona fide but in the Landlord's sole discretion on account of all costs in the nature of those included in Operating Costs in respect of all shared facilities and services including, without limitation, loading areas and docks, parking ramps, driveways and exterior areas, which will be shared by users of the Project, and all costs to the extent the Landlord is required to contribute to the same in respect of the Project or the Landlords ownership of the same, whether or not such costs are incurred directly in respect of the Project;

(xiv) all costs in the nature of Operating Costs incurred by the Landlord in consequence of its interest in the Project such as maintaining, cleaning and clearing of ice and snow from municipal sidewalks, adjacent property and the like;

(xv) decoration of Common Areas & Facilities;
(xvi) a fee of fifteen percent (15%) for the administration and management of the Project and the Lands.

(b)	Operating Costs, however shall be reduced by the following to the extent actually received by the Landlord:

(aa) all net recoveries which reduce Operating Costs received by the Landlord from tenants as a result of any act., omission, default or negligence of such tenant or by reason of a breach by such tenants of provisions in their respective leases (other than recoveries from such tenants under clauses in their respective leases requiring their contribution to Operating Costs): and

(bb) net proceeds received by the Landlord from insurance policies taken out by the Landlord to the extent that the proceeds relate to Operating Costs.

(c)	Operating Costs, however, shall exclude the following.
(i) expenses incurred by the Landlord in respect of other tenants' leasehold improvements;
(ii) depreciation except to the extent included as set forth above;
(iii) repairs or replacements to the extent that the cost of the same is recovered by the Landlord pursuant to original construction warranties;
(iv) repairs or replacements to the weight bearing portions of the structure such as foundations, columns, beams and weight bearing slabs and walls as determined by the Landlord's structural engineer.

SCHEDULE "F": RULES AND REGULATIONS

In these Rules & Regulations, "Tenant" includes the employees, agents, contractors, invitees and licensees of the Tenant & others permitted by the Tenant to use or occupancy the Leased Premises.

1.

The Tenant will not place or permit any debris, garbage, trash or refuse to be placed or left in or upon any part of the Building outside of the Leased Premises. The Tenant shall remove garbage in closed containers to an area designated by the Landlord

2.

The Landlord will permit the Tenant to have the use during Normal Business Hours in common with others entitled thereto of the main entrance and the stairways, corridors, elevators or other mechanical means of access leading to the Leased Premises together with the Common Area & Facilities located on the Tenant's floor of the Building. At times other than Normal Business Hours the Tenant will have access to the Building and to the Leased Premises only in accordance with the Rules & Regulations and will be required to satisfactorily identify themselves & to register in any book which may, at the Landlord's option, be kept by the Landlord for that purpose, failing which the Landlord may deny entry to the Building and may in any event deny entry to the Leased Premises to any Person not having a key to the Leased Premises

3.

The Landlord will permit the Tenant to use the washrooms on the Tenant's floor of the Building or in lieu thereof, those washrooms designated by the Landlord. The Tenant shall not use water fixtures for any purpose for which they are not intended. Any cost or damage resulting from such misuse by the Tenant shall be paid for by the Tenant.

4.	The Tenant will permit window cleaners to clean the windows of the Leased Premises during Normal Business Hours.

5.

The sidewalks, entrances, passages, escalators, elevators and staircases will not be obstructed or used by the Tenant for any the purpose other than ingress to & egress from the Leased Premises or the Building. The Landlord reserves the entire control of all parts of the Building employed for the common benefit of the tenants and without restricting the generality of the foregoing, the sidewalks, entrances, corridors and passages not within the Leased Premises, washrooms, lavatories, air-conditioning closets, fan rooms, janitor's closets, electrical closets, stairs, escalators, elevator shafts, flues, stacks, pipe shafts & ducts and will have the tight to place such signs and appliances therein, as it deems advisable, provided that ingress to & egress from the Leased Premises is not unduly impaired thereby

6.

The Tenant will not bring in or take out, position, construct, install or move any safe or other heavy machinery or equipment or anything liable to injure or destroy any part of the Building without first obtaining the written consent of the Landlord. The Landlord will have the right to prescribe the weight permitted and the position thereof, and the use & design of planks, skids or platforms to distribute weight. All damage done to the Building by moving or using any heavy equipment or other office equipment or furniture will be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture will occur only by prior arrangement with the Landlord. No Tenant will employ anyone to do its moving in the building other than staff of the Building unless permission to employ anyone else is given by the Landlord and the reasonable cost of such moving will be paid by the Tenant. Safes and other heavy office equipment and machinery will be moved through the halls and corridors only upon steel bearing plates. No freight or bulky matter of any description will be received into the Building or carried in the elevators except during hours approved by the Landlord.

7.

The Tenant will not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord. Two keys will be supplied to the Landlord for each entrance door to the Leased Premises & all locks will be standard to permit access by the Landlord's master key.

8.	The Tenant will not permit any cooking or any heating of any foods or liquids in the Leased Premises without the written consent of the Landlord.

9.	Canvassing, soliciting and peddling in or about the Building are prohibited.

10.

The Tenant will not place or maintain any supplies, merchandise or other articles in any vestibule or entry of the Leased Premises, on the footwalks adjacent thereto or elsewhere on the exterior of the Leased Premises or elsewhere in the Building.

11.

The Tenant will not permit or allow any odours, vapours, steam, water, vibrations, noise or other undesirable effects to emanate from the Leased Premises or any equipment or installation therein which, in the Landlord’s opinion, are objectionable or cause any interference with the safety, comfort or convenience of the Building by the Landlord or the occupants and tenants thereof or their agents, servants, invitees or employees.

12.	The Tenant will not receive or ship articles of any kind except through facilities and designated doors and at hours designated by the Landlord and under the supervision of the Landlord.

13.

The Tenant will not install any equipment which will exceed or overload the capacity of any utility, electrical or mechanical facilities in the Premises as determined by the Landlord. If any equipment installed by the Tenant requires additional utility, electrical or mechanical facilities, the Landlord may, in its sole discretion, if they are available, elect to install them at the Tenant's expense.

14.

The Tenant will not bring into the Building any machinery, equipment, article or thing that by reason of its weight, size or use might, in the opinion of the Landlord, damage the Building and shall not at any time overload the floors of the Premises.

15.	No inflammable oils or other inflammable, dangerous or explosive materials except those approved in writing by the Landlord or its insurers will be kept or permitted to be kept in the Leased Premises.

16.	No bicycles or other vehicles will be brought within the Building without the consent of the Landlord.

17.	No animals or birds will be brought into the Building without the consent of the Landlord.

18.	The Tenant will not install. or permit the installation or use of any machine dispensing goods for sale in the Leased Premises or the Building.

19.

If the Tenant desires telegraphic or telephonic connections, the Landlord will direct the electricians as to where and how the wires are to be introduced. No gas pipe or electric wire will be permitted which has not been ordered or authorized by the Landlord. No outside radio or television aerials shall be allowed on the Leased Premises without authorization in writing by the Landlord.

20.	No one will smoke in the Common Areas and Facilities of the Project.

21.	No one will use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

22.	No one will post signs in the Common Areas and Facilities.

23.	No one will have access to the roof of the Building &/or the Project.